                                              Filed pursuant to Rule 424(b)(5)
                                                Registration Number 333-77371
The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             Subject to Completion
           Preliminary Prospectus Supplement dated February 25, 2002

PROSPECTUS SUPPLEMENT
(To prospectus dated May 13, 1999)

                                        Shares

                           LASALLE HOTEL PROPERTIES

                 % Series A Cumulative Redeemable Preferred Shares
                    (Liquidation Preference $25 Per Share)

                               -----------------

   Distributions on the     % Series A Cumulative Redeemable Preferred Shares,
par value $.01 per share, will be cumulative from (but excluding) the date of original issue and payable quarterly, beginning on April 15, 2002, at the rate
of     % of the liquidation preference per annum, or $     per Series A
Preferred Share.

   The Series A Preferred Shares are not redeemable until February   , 2007,
after which we may redeem the shares at a redemption price of $25.00 per Series A Preferred Share, plus any accumulated, accrued and unpaid distributions to and including the date of redemption. The Series A Preferred Shares have no maturity date and will remain outstanding indefinitely unless redeemed.

   We intend to file an application to list the Series A Preferred Shares on the New York Stock Exchange.

   You should carefully consider the risks that we have described in "Risk Factors" beginning on page
S-5 before deciding whether to invest in the Series A Preferred Shares.

                                                       Per Share Total
                                                       --------- -----
Public offering price.................................  $25.00     $
Underwriting discounts and commissions(1).............  $          $
Proceeds, before expenses, to LaSalle Hotel Properties  $          $

--------
(1) See "Underwriting" on S-33.

   We have granted the underwriters an option to purchase up to      additional
Series A Preferred Shares within 30 days after the date of this prospectus supplement solely to cover unfilled customer orders for our Series A Preferred Shares. If the option is exercised in full, the total public offering price
will be $    , the total underwriting discount will be $     and the total
proceeds, before expenses, to us will be $    .

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -----------------

   The underwriters expect to deliver the Series A Preferred Shares to
purchasers on or before February   , 2002.

RAYMOND JAMES

                        LEGG MASON WOOD WALKER
                                       INCORPORATED

                                                PRUDENTIAL SECURITIES

                                                                       SG COWEN

                               -----------------

         The date of this prospectus supplement is February   , 2002.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                               Page
                                                               ----
             Prospectus Supplement Summary....................  S-1
             Risk Factors.....................................  S-5
             Use of Proceeds.................................. S-10
             Capitalization................................... S-11
             Ratio of Earnings to Fixed Charges............... S-11
             Summary Financial Table.......................... S-12
             Recent Developments.............................. S-13
             Our Properties................................... S-16
             Management Agreements............................ S-17
             Management....................................... S-17
             Description of the Series A Preferred Shares..... S-20
             Federal Income Tax Considerations................ S-24
             Underwriting..................................... S-33
             Legal Matters.................................... S-34
             Experts.......................................... S-34
             Incorporation of Certain Information by Reference S-35
             Where You Can Find More Information.............. S-35
             Forward-Looking Statements....................... S-36

                                Prospectus

             Forward-Looking Statements May Prove Inaccurate..    2
             LaSalle Hotel Properties.........................    2
             Risk Factors.....................................    4
             Where Can You Find More Information..............   12
             Use of Proceeds..................................   12
             Description of Common Shares.....................   13
             Description of Preferred Shares..................   15
             Description of Depositary Shares.................   21
             Restrictions on Ownership of Capital Shares......   24
             Description of Warrants..........................   26
             Federal Income Tax Considerations................   27
             Plan of Distribution.............................   33
             Legal Matters....................................   33
             Experts..........................................   33

   In this prospectus supplement, the term "we, us or our" includes LaSalle Hotel Properties, LaSalle Hotel Operating Partnership, L.P. and their consolidated subsidiaries. Substantially all of our assets are held by, and all of our operations are conducted through LaSalle Hotel Operating Partnership, L.P., of which we are the sole general partner with an approximate 97.6% ownership interest as of September 30, 2001. In order to accomplish the transaction described herein, LaSalle Hotel Properties will contribute any net proceeds of this offering to LaSalle Hotel Operating Partnership in exchange for a preferred interest in LaSalle Hotel Operating Partnership, the terms of which will be substantially equivalent to the terms of the Series A Preferred Shares described herein.

   Unless otherwise stated in this prospectus supplement, we have assumed throughout this prospectus supplement that the underwriters' over-allotment option is not exercised.

                               -----------------

   You should rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

                                      (i)

                         PROSPECTUS SUPPLEMENT SUMMARY

   This summary may not contain all of the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus. You should also read the documents we have referred you to in "Incorporation of Certain Information by Reference."

                                  The Company

   LaSalle Hotel Properties is a self-managed real estate investment trust, which we refer to as a REIT, that buys, owns and leases upscale and luxury full-service hotels located in convention, resort and major urban business markets. We currently own interests in 17 hotels with approximately 5,900 guest rooms. Our hotels are located in eleven states and the District of Columbia. We own 100% equity interests in 15 hotels, a 95.1% equity interest in the San Diego Paradise Point Resort and a 9.9% equity interest in the Chicago Marriott Downtown. A detailed listing of our properties is provided under "Our Properties" below.

   Substantially all of our assets are held by, and all of our operations are conducted through LaSalle Hotel Operating Partnership, L.P., or the operating partnership, of which we are the sole general partner with an approximate 97.6% ownership interest as of September 30, 2001. The operating partnership leases our hotels to lessees under participating leases which provide for the payment of the greater of a base rent or participating rent and are designed to allow us to achieve substantial participation in revenue growth at our hotels. Twelve of our hotels are leased to LaSalle Hotel Lessee, Inc., our wholly owned taxable REIT subsidiary, or one of its wholly owned subsidiaries, four of our hotels are leased to unaffiliated lessees (affiliates of whom also operate these hotels), and the Chicago Marriott Downtown is leased to a single purpose entity in which we own a 9.9% equity interest. The lessees engage operators, who are unaffiliated with us, to manage the day-to-day operations of our hotels.

   Effective January 1, 2001, we became self-managed. The entire management team of LaSalle Hotel Advisors, previously our external advisor, became our employees and continues to oversee and manage all of our activities under our current self-managed structure. We believe that over time, the transition to a self-managed structure will reduce annual overhead costs, thereby creating long-term value for our shareholders, and eliminate any perception of a conflict that management might have in serving two companies.

   Our executive offices are located at 4800 Montgomery Lane, Suite M25, Bethesda, MD 20814 and our telephone number is (301) 941-1500.

                                Our Strategies

   Our primary objectives are to provide a stable stream of income to our shareholders through increases in distributable cash flow and to increase long-term total returns to shareholders. To achieve these objectives, we seek to:

  .  enhance the return from and the value of our hotels; and

  .  invest in or acquire additional hotels on favorable terms.

   We seek to achieve revenue growth principally through:

  .  renovations and/or expansions at certain of our hotels;

  . acquisitions of full-service hotel properties located in convention, resort and major urban business markets in the U.S. and abroad, especially upscale and luxury full-service hotels in such markets where we perceive strong demand growth or significant barriers to entry; and

  . selective development of hotel properties, particularly upscale and luxury full-service properties in high demand markets where development economics are favorable.

   We seek to grow through strategic relationships with premier, internationally recognized hotel operating companies including: Marriott International, Inc., Radisson Hotels International, Inc., Starwood Hotels & Resorts Worldwide, Inc., Crestline Hotels & Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, and the Kimpton Hotel & Restaurant Group, LLC. We believe that having multiple independent hotel operators creates a network that will generate significant acquisition opportunities.
   We intend to acquire additional hotel properties in targeted markets, consistent with the growth strategies outlined above and which may:

  . possess unique competitive advantages in the form of location, physical facilities or other attributes;

  . be available at significant discounts to replacement cost, including when such discounts result from reduced competition for properties with long-term management and/or franchise agreements;

  . benefit from brand or franchise conversion, new management, renovations or redevelopment or other active and aggressive asset management strategies; or

  .  have expansion opportunities.

                                 The Offering

   The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series A Preferred Shares, see "Description of the Series A Preferred Shares" in this prospectus supplement and "Description of Preferred Shares" in the accompanying prospectus.

Issuer................ LaSalle Hotel Properties

Securities Offered....    shares of   % Series A Cumulative Redeemable
                       Preferred Shares, par value $.01 per share. The
                       underwriters have the option to purchase up to
                       additional shares of Series A Preferred Shares from us
                       to cover over-allotments, if any.

Distributions......... Investors will be entitled to receive cumulative cash distributions on the Series A Preferred Shares at a rate
                       of   % per annum of the $25.00 per share liquidation
                       preference (equivalent to $   per annum per share).
                       Beginning on April 15, 2002, distributions on Series
                       A Preferred Shares will be payable quarterly in
                       arrears on or about the 15th day of each January,
                       April, July and October. Distributions on the Series A
                       Preferred Shares will be cumulative from (but
                       excluding) the date of original issuance, which is
                       expected to be February   , 2002.

Maturity.............. The Series A Preferred Shares do not have any maturity date, and we are not required to redeem the
                       Series A Preferred Shares. In addition, we are not
                       required to set aside funds to redeem the Series A
                       Preferred Shares. Accordingly, the Series A Preferred
                       Shares will remain outstanding indefinitely unless we
                       decide to redeem them.

Optional Redemption... We may not redeem the Series A Preferred Shares
                       prior to February   , 2007, except in limited
                       circumstances relating to our continuing qualification
                       as a REIT. On and after February   , 2007, we may,
                       at our option, redeem the Series A Preferred Shares,
                       in whole or from time to time in part, by payment of
                       $25.00 per share, plus any accumulated, accrued and
                       unpaid distributions to and including the date of
                       redemption.

Liquidation Preference If we liquidate, dissolve or wind up, holders of the
                       Series A Preferred Shares will have the right to receive $25.00 per share, plus any accumulated, accrued and unpaid distributions to and including the date of payment, before any payments are made to the holders of our common shares.

Ranking............... The Series A Preferred Shares rank senior to our common shares with respect to the payment of
                       distributions and the distribution of assets in the event
                       of our liquidation, dissolution or winding up.

Voting Rights......................... Holders of Series A Preferred Shares generally have no voting rights. However, if we do not pay
                                       distributions on the Series A Preferred Shares for six
                                       consecutive quarterly periods, the holders of the
                                       Series A Preferred Shares, voting as a class with the
                                       holders of any other class or series of our capital
                                       shares which has similar voting rights, will be entitled
                                       to vote for the election of two additional trustees to
                                       serve on our Board of Trustees until we pay all
                                       distributions which we owe on the Series A Preferred
                                       Shares. In addition, the affirmative vote of the holders
                                       of at least two-thirds of the outstanding shares of
                                       Series A Preferred Shares is required for us to
                                       authorize, create or increase capital shares ranking
                                       senior to the Series A Preferred Shares or to amend
                                       our Declaration of Trust in a manner that materially
                                       and adversely affects the rights of the Series A
                                       Preferred Shares.

Listing............................... We intend to file an application to list the Series A
                                       Preferred Shares on the New York Stock Exchange. If
                                       the application is approved, trading of the Series A
                                       Preferred Shares on the New York Stock Exchange is
                                       expected to begin within 30 days after the date of
                                       initial delivery of the Series A Preferred Shares.

Restrictions on Ownership and Transfer Our Declaration of Trust contains provisions that limit to 9.8% the percentage ownership of any class
                                       of our outstanding shares, including the Series A
                                       Preferred Shares, by any one person or group of
                                       affiliated persons. Series A Preferred Shares acquired
                                       or transferred in breach of the limitation will be
                                       automatically transferred to a trust for the exclusive
                                       benefit of one or more charitable organizations and
                                       the purchaser-transferee shall not be entitled to vote
                                       or to participate in dividends or other distributions.
                                       The general restrictions on ownership and
                                       transferability described under "Restrictions on
                                       Ownership of Capital Shares" in the accompanying
                                       prospectus apply to the Series A Preferred Shares.

Conversion............................ The Series A Preferred Shares are not convertible into or exchangeable for any other securities or property.

Use of Proceeds....................... We estimate that our net proceeds from the offering
                                       will be approximately $   million. We intend to use
                                       the net proceeds from the offering of Series A
                                       Preferred Shares to repay existing indebtedness under
                                       our senior unsecured credit facility or to fund recent
                                       redevelopment of our DC Boutique Collection.

                                 RISK FACTORS

   Before you invest in the Series A Preferred Shares, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to purchase the Series A Preferred Shares.

Our ability to make distributions on the Series A Preferred Shares depends upon the ability of our lessees to make rental payments under our leases

   Our income depends upon rental payments from lessees of our hotels, which in turn depends upon the ability of the lessees and operators to generate sufficient revenues from our hotels in excess of operating expenses. Any failure or delay by the lessees in making rental payments would adversely affect our ability to make distributions to holders of Series A Preferred Shares. A failure or delay by the lessees may be caused by reductions in revenue from the hotels or in the net operating income of the lessees or otherwise. In addition, all of the lessees have limited assets. Although failure on the part of a third-party lessee to materially comply with the terms of a lease (including failure to pay rent when due) would give us the right to terminate such lease, repossess the applicable property, keep their security deposit and enforce the payment obligations under the lease, we would then be required to find another third-party lessee to lease the property or lease the property to our wholly owned subsidiary LaSalle Hotel Lessee, Inc., which we refer to as LHL. There can be no assurance that we would be able to enforce the payment obligations of the defaulting third-party lessee, find another third-party lessee, or if another third-party lessee were found, that we would be able to enter into a new lease on terms favorable to us.

Our return on our hotels depends upon the ability of the lessees and the operators to operate and manage the hotels

   To maintain our status as a REIT, we are unable to operate any of our hotels. As a result, we are unable to directly implement strategic business decisions with respect to the operation and marketing of our hotels, such as decisions with respect to the setting of room rates, repositioning of a hotel, food and beverage prices and certain similar matters. Although we consult with the lessees and operators with respect to strategic business plans, the lessees and operators are under no obligation to implement any of our recommendations with respect to such matters.

Our performance and our ability to make distributions on the Series A Preferred Shares are subject to risks associated with the hotel industry

   Competition for Guests, Increases in Operating Costs, Dependence on Travel and Economic Conditions Could Affect Our Cash Flow and Our Ability to Make Distributions on the Series A Preferred Shares. Our hotels are subject to all operating risks common to the hotel industry. These risks include:

  .  competition for guests from other hotels;

  . increases in operating costs due to inflation and other factors, which may not be offset in the future by increased room rates;

  . dependence on demand from business and leisure travelers, which may fluctuate and be seasonal;

  . increases in energy costs, airline fares, and other expenses related to travel, which may deter travelling;

  . terrorism and actions taken against terrorism may cause additional decreases in business and leisure travel; and

  .  adverse effects of general and local economic conditions.
   These factors could adversely affect the ability of the lessees to generate revenues and to make rental payments to us and therefore our ability to make distributions on the Series A Preferred Shares.

   Effects of Terrorist Attacks of September 11, 2001. The terrorist attacks of September 11, 2001 have caused disruption in the lodging industry and other travel-related businesses. Our business has been adversely affected by the attacks, and our hotels continue to experience reduced occupancy levels due to the decline in travel. We are unable to determine whether this adverse impact is temporary or of a more lasting duration. Military actions against terrorists, new terrorist attacks (actual or threatened), and other political events may cause a lengthy period of uncertainty that could increase customer reluctance to travel and therefore adversely affect our cash flow and therefore our ability to make distributions on the Series A Preferred Shares.

   Unexpected Capital Expenditures Could Adversely Affect Our Cash Flow and ability to make distributions on the Series A Preferred Shares. Hotels require ongoing renovations and other capital improvements, including periodic replacement or refurbishment of furniture, fixtures and equipment, or FF&E. Under the terms of our leases, we are obligated to pay the cost of certain capital expenditures at our hotels and to pay for periodic replacement or refurbishment of FF&E. If capital expenditures exceed our expectations, there can be no assurance that sufficient sources of financing will be available to fund such expenditures. The additional cost of these expenditures could have an adverse effect on our ability to make distributions on the Series A Preferred Shares. In addition, we may acquire hotels in the future that require significant renovation. Renovation of hotels involves risk, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other hotels.

   Conditions of Franchise Agreements and Brand Licensing Agreements Could Adversely Affect Us. Four of our hotels are subject to franchise or brand licensing agreements. In addition, hotels in which we invest subsequently may be operated pursuant to franchise or brand agreements. The continuation of a franchise or brand agreement is generally subject to specified operating standards, as well as other terms and conditions. Licensors typically inspect licensed properties periodically to confirm adherence to operating standards. Action or inaction on our part or by any of the lessees or the hotel managers could result in a breach of specified operating standards or other terms or conditions of the franchise or brand licenses which could result in the loss of a franchise or brand license. It is possible that a licensor could condition the continuation of a franchise or brand license on the completion of capital improvements which our Board of Trustees determines are too expensive or otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, our Board of Trustees may elect to allow the franchise or brand license to lapse. In any case, if a license is terminated, we and the lessee may seek to obtain a suitable replacement license or to operate the hotel independent of a franchise or brand license. The loss of a franchise or brand license could have a material adverse effect upon the operations or the underlying value of the hotel covered by the license because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the licensor, or due to any penalties payable upon early termination of a license.

Our obligation to comply with financial covenants in our senior unsecured credit facility could restrict our range of operating activities and prohibit us from making distributions on the Series A Preferred Shares

   We have obtained a senior unsecured credit facility from a syndicate of banks which provides for a maximum borrowing amount of up to $210 million and matures on December 31, 2003. There can be no assurance that we will be able to renew the credit facility upon maturity, or that if renewed, the terms will not be less favorable. At September 30, 2001 and December 31, 2001, $177.1 million and $175.4 million was outstanding under the credit facility, respectively. Borrowings under the credit facility bear interest at floating rates equal to the London Inter-Bank Offer Rate, or LIBOR plus an applicable margin or a base rate set forth in our credit agreement plus an applicable margin, at our election. The applicable margin is determined based upon total liabilities compared to earnings before interest, taxes, depreciation and amortization or "EBITDA" adjusted according to our credit agreement and ranges from 2.00% to 3.25%. For the nine months ended September 30, 2001 and the year ended December 31, 2001, the weighted average interest rate was approximately 6.6% and 6.1%, respectively for LIBOR borrowings. We did not have any adjusted base rate borrowings outstanding at December 31, 2001.

   We rely on borrowings under the credit facility to finance acquisitions, capital improvements, working capital and general corporate purposes. Furthermore, our credit facility contains financial covenants that could restrict our ability to incur additional indebtedness, make distributions on the Series A Preferred Shares and pay dividends on our common shares. Some of these covenants become more restrictive over time. Availability under the credit facility may be reduced by hotel financing which we obtain outside the credit facility and the amount of outside financing is limited to specified levels. If we are unable to borrow under the credit facility, it could adversely affect our financial condition. A continuing default under our credit facility could prohibit us from making distributions on the Series A Preferred Shares.

   Though our credit facility contains financial covenants which limit our ability to incur indebtedness, our organizational documents contain no such limitation. Accordingly, our Board of Trustees could alter or eliminate our current debt policy at any time without shareholder approval. If our debt incurrence policy were changed, we could become more highly leveraged, resulting in higher interest payments that could adversely affect our ability to make distributions on the Series A Preferred Shares.

Our performance is subject to real estate industry conditions and the terms of our leases

   Because Real Estate Investments Are Illiquid We May Not Be Able to Sell Hotels When Appropriate. Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to economic or other conditions. In addition, provisions of the Internal Revenue Code of 1986 as amended, which we refer to as the "Code", limit a REIT's ability to sell properties in some situations when it may be economically advantageous to do so, thereby potentially adversely affecting our ability to make distributions on the Series A Preferred Shares.

   Liability for Environmental Matters Could Adversely Affect Our Financial Condition. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at a property. An owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in the property. These laws often impose such liability without regard to whether the owner knew of, or caused, the presence of the contaminants. Clean-up costs and the owner's liability generally are not limited under the enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of or the failure to properly remediate the substances may adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the clean-up costs of the substances at a disposal or treatment facility, whether or not such facility is owned or operated by the person. Even if more than one person was responsible for the contamination, each person covered by the environmental laws may be held responsible for the entire amount of clean-up costs incurred. In addition, third-parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site.

   Environmental laws also govern the presence, maintenance and removal of asbestos-containing materials or ACMs. These laws impose liability for release of ACMs into the air and third-parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, development and redevelopment of real properties, we may be considered an owner or operator of properties containing ACMs. Having arranged for the disposal or treatment of contaminants we may be potentially liable for removal, remediation and other costs, including governmental fines and injuries to persons and property.

   The Costs of Compliance with the Americans with Disabilities Act Could Adversely Affect Our Cash Flow. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. A determination that we are not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. If we were required to make modifications to comply with the ADA, our ability to make distributions on the Series A Preferred Shares could be adversely affected.

   Certain Leases and Management Agreements May Constrain Us from Acting in the Best Interests of Shareholders or Require Us to Make Certain Payments. The Harborside Hyatt Conference Center & Hotel, the Le Meridien New Orleans hotel and the San Diego Paradise Point Resort are each subject to a ground lease with a third-party lessor. In order for us to sell any of these hotels or to assign our leasehold interest in any of these ground leases, we must first obtain the consent of the relevant third-party lessor. Accordingly, if we determine that the sale of any of these hotels or the assignment of our leasehold interest in any of these ground leases is in the best interest of our shareholders, we many be prevented from completing such transaction if we are unable to obtain the required consent from the relevant lessor.

   The balconies of the Le Meridien New Orleans are subject to an air space lease with the City of New Orleans. As a result, we may be prevented from selling, assigning, transferring or conveying our interest in the hotel without first obtaining the consent of the City of New Orleans.

   In some instances, we may be required to obtain the consent of the manager of a particular hotel prior to selling the hotel. Typically, such consent is only required in connection with certain proposed sales, such as if the proposed purchaser is engaged in the operation of a competing hotel or does not meet certain minimum financial requirements. Hotels where manager approval of certain sales may be required include: Chicago Marriott Downtown and Harborside Hyatt Conference Center & Hotel.

   Le Meridien Dallas is a unit of a commercial condominium complex and is subject to a right of first refusal in favor of the owner of the remaining condominium units. In addition, we are subject to certain rights of first refusal or similar rights with respect to the following hotels: Hotel Viking, LaGuardia Airport Marriott, Marriott Seaview Resort and Radisson Convention Hotel. Similarly, the manager of the four hotels in our DC Boutique Collection has a right of first offer and a right of first refusal if any of the hotels are sold other than through a public bidding process.

   If we determine to terminate a lease with a third-party lessee (other than in connection with a default by such lessee), we may be required to pay a termination fee calculated based upon the value of the lease.

Risks associated with debt financing

   We are subject to the risks associated with debt financing, including the risk that cash provided by operating activities will be insufficient to meet required payments of principal and interest, the risks of rising interest rates on our floating rate debt, the risk that we will not be able to prepay or refinance existing indebtedness on certain hotels (which generally will not have been fully amortized at maturity) or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. In the event we are unable to secure refinancing of such indebtedness on acceptable terms, we might be forced to dispose of properties upon disadvantageous terms, which might result in losses and might adversely affect the cash flow available for distribution to our shareholders.

   In addition, Holiday Inn Beachside Resort, Le Meridien Dallas, Le Meridien New Orleans, Le Montrose All Suite Hotel and Radisson Convention Hotel are mortgaged to secure payment of indebtedness aggregating approximately $118.9 million and $118.6 million as of September 30, 2001 and December 31, 2001, respectively. The Harborside Hyatt Conference Center & Hotel is mortgaged to secure payment of indebtedness aggregating approximately $42.5 millions in bonds. If we are unable to meet mortgage payments, the mortgage securing the property could be foreclosed upon by, or the property could be otherwise transferred to the mortgagee with a consequent loss of income and asset value to us. From time to time, we may mortgage additional hotels to secure payment of additional indebtedness.

Increases in interest rates may increase our interest expense

   As of September 30, 2001 and December 31, 2001, approximately $201.8 million (58.0% of the total) and $199.8 million (57.0% of the total) of our aggregate indebtedness was subject to variable interest rates. These aggregate indebtedness balances include our $11.9 million pro rata portion of indebtedness relating to our joint venture investment in the Chicago Marriott Downtown Hotel. An increase in interest rates could increase our interest expense and reduce our cash flow and our ability to service our indebtedness and make distributions on the Series A Preferred Shares.

Failure to qualify as a REIT would be costly

   We have operated (and intend to operate) so as to qualify as a REIT under the Code beginning with our taxable year ended December 31, 1998. Although our management believes that we are organized and operated in a manner to so qualify, no assurance can be given that we will qualify or remain qualified as a REIT.

   If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, we also will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. This treatment would significantly reduce net earnings available to service indebtedness, make investments or make distributions on the Series A Preferred Shares because of the additional tax liability to us for the years involved.

Property ownership through partnerships and joint ventures could limit our control of those investments

   Partnership or joint venture investments may involve risks not otherwise present for investments made solely by us, including the possibility that our partners or co-venturer might become bankrupt, that our partners or co-venturer might at any time have different interests or goals than we do, and that our partners or co-venturer may take action contrary to our instructions, requests, policies or objectives, including our policy with respect to maintaining our qualification as a REIT. Other risks of joint venture investments include impasse on decisions, such as a sale, because neither our partner or co-venturer nor us would have full control over the partnership or joint venture. There is no limitation under our organizational documents as to the amount of funds that may be invested in partnerships or joint ventures.

Tax consequences upon a sale or refinancing of properties may result in conflicts of interest

   Holders of partnership units or co-owners of properties not owned entirely by us may suffer different and more adverse tax consequences than we will upon the sale or refinancing of our properties. We may have different objectives from these co-owners and holders of limited partnership units regarding the appropriate pricing and timing of any sale or refinancing of these properties. While we, as the sole general partner of the operating partnership, have the exclusive authority as to whether and on what terms to sell or refinance each property owned solely by the operating partnership, our trustees and officers who have interests in partnership units may seek to influence us not to sell or refinance the properties, even though such a sale might otherwise be financially advantageous to us, or may seek to influence us to refinance a property with a higher level of debt.

Lack of public market for the Series A Preferred Shares

   There is no established trading market for the Series A Preferred Shares. Although we intend to apply to list the Series A Preferred Shares on the New York Stock Exchange, we cannot assure you either that we will make that application, or that it will be accepted. If listing is approved, trading of the Series A Preferred Shares is expected to commence within 30 days after initial delivery of the Series A Preferred Shares. Moreover, while the underwriters have informed us that they intend to make a market in the Series A Preferred Shares prior to the commencement of trading on the New York Stock Exchange (if listing is approved), they are not obligated to do so and may discontinue market making activities at any time without notice. Accordingly, we cannot assure you that a trading market for the Series A Preferred Shares will develop. Moreover, if a market for the Series A Preferred Shares does develop or the Series A Preferred Shares are listed on the New York Stock Exchange, the Series A Preferred Shares could trade below the initial public offering price. The initial public offering price has been determined by agreement between us and the underwriters and may not be indicative of the market price for the Series A Preferred Shares after the offering. If a market for the Series A Preferred Shares does not develop or the Series A Preferred Shares are not listed on the New York Stock Exchange, you may be unable to resell the Series A Preferred Shares for an extended period of time, if at all. Future trading prices of the Series A Preferred Shares will depend upon many factors, including among other things, our operating results.

                                USE OF PROCEEDS

   We intend to use the net proceeds from the sale of the   % Series A
Cumulative Redeemable Preferred Shares estimated to be approximately $   after
deducting the underwriting discounts and commissions of $   and estimated
offering expenses of $   ($   if the underwriters' over-allotment option is
exercised in full), to repay existing indebtedness under our senior unsecured credit facility or to fund recent redevelopment of our DC Boutique Collection. Our existing indebtedness under our senior unsecured credit facility bore interest at a weighted average rate of 6.1% for the year ended December 31, 2001 and is scheduled to be repaid on December 31, 2003.

                                CAPITALIZATION

   The information set forth in the following table should be read in connection with, and is qualified in its entirety by reference to, the financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

   The following table sets forth our capitalization as of September 30, 2001 on an actual basis and as adjusted to give effect to the completion of the offering of the Series A Preferred Shares and the use of the estimated $ million net proceeds therefrom.

                                                                                       September 30, 2001
                                                                                    ------------------------
                                                                                      Actual     As Adjusted
                                                                                     --------    -----------
                                                                                           (unaudited)
                                                                                    ------------------------
                                                                                     (Dollars in thousands,
                                                                                    except per share amounts
Liabilities:
   Borrowings under credit facilities/(1)/......................................... $177,379      $
   Bonds payable, net..............................................................   42,500        42,500
   Mortgage loans..................................................................  118,927       118,927
   Accounts payable and accrued expenses...........................................   15,390        15,390
   Advance deposits................................................................    1,671         1,671
   Accrued Interest................................................................    1,137         1,137
                                                                                     --------     --------
       Total liabilities........................................................... $357,004
   Minority interest............................................................... $  5,651      $  5,651
Shareholders' equity:
   Preferred shares of beneficial interest, $.01 par value, 20,000,000 shares authorized; no shares issued and outstanding at September 30, 2001 and
     shares of Series A Preferred Shares issued and outstanding as adjusted........       --
   Common shares of beneficial interest, $.01 par value, 100,000,000 shares authorized, 18,439,098 shares issued and outstanding at September 30, 2001 as
     adjusted......................................................................      184           184
   Additional paid-in capital......................................................  276,057
   Deferred compensation...........................................................     (802)         (802)
   Accumulated other comprehensive loss............................................     (992)         (992)
   Distributions in excess of Retained Earnings....................................  (42,616)      (42,616)
                                                                                     --------     --------
       Total shareholders' equity..................................................  231,831
                                                                                     --------     --------
       Total capitalization........................................................ $594,486      $594,486
                                                                                     ========     ========

--------
(1)Such amount includes approximately $177.1 million drawn under our credit facility and approximately $0.3 million drawn under LHL's credit facility.

                      RATIO OF EARNINGS TO FIXED CHARGES

   Our consolidated ratio of earnings to fixed charges was 1.5x and 1.9x as of September 30, 2001 and 2000, respectively, and 1.8x and 2.1x as of December 31, 2000 and 1999, respectively and 2.7x for the period April 29, 1998 (inception) through December 31, 1998. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before gains (losses) from sales of property and extraordinary items (excluding interest costs capitalized) plus fixed charges. Fixed charges consist of interest expense (including interest costs capitalized).

                            SUMMARY FINANCIAL TABLE
                           LASALLE HOTEL PROPERTIES
                           Historical Financial Data
    (millions except per share data, Fixed Charge Coverage Ratio and Hotel
                                  Statistics)

                                                                      For the nine months For the year ended
                                                                      ended September 30,    December 31,
                                                                      ------------------  -----------------
                                                                        2001       2000     2000     1999
                                                                      -------    -------  -------   -------
                                                                          (unaudited)
Revenues:
   Hotel operating revenue/(1 )/..................................... $  90.5    $    --  $    --   $    --
   Participating lease revenue/(1)/..................................    37.5       64.5     83.8      76.8
   Interest and other income.........................................     1.4        1.9      2.4       1.1
   Equity in income of Affiliated Lessee/(1)/........................      --         --      0.1       0.1
                                                                      -------    -------  -------   -------
       Total revenues................................................   129.4       66.4     86.3      78.0
                                                                      -------    -------  -------   -------
Expenses:
   Hotel operating expenses/(1)/.....................................    63.4         --       --        --
   Depreciation and amortization.....................................    24.6       22.5     30.2      26.4
   REIT property expenses............................................    10.8        9.2     12.0      11.6
   Interest..........................................................    16.1       15.4     21.1      16.2
   General administrative/Advisory Fees..............................     4.5        3.7      4.8       5.0
   Other expenses/(2)/...............................................     1.9         --       --       0.1
                                                                      -------    -------  -------   -------
       Total expenses................................................   121.3       50.8     68.1      59.3
                                                                      -------    -------  -------   -------
Income before minority interest, writedown of property held for sale,
  extraordinary item and income tax benefit..........................     8.1       15.6     18.2      18.7
Minority Interest in Operating Partnership...........................    (0.1)      (1.2)    (0.5)     (2.7)
Writedown of property held for sale..................................    (1.9)      (1.3)   (12.3)     (2.0)
Extraordinary loss/(3)/..............................................    (1.0)        --       --        --
Income tax benefit...................................................     0.1         --       --        --
                                                                      -------    -------  -------   -------
Net income applicable to common shareholders......................... $   5.2    $  13.1  $   5.4   $  14.0
                                                                      =======    =======  =======   =======
Earnings per common share--Basic:
   Income Before Extraordinary Item.................................. $  0.33    $  0.77  $  0.32   $  0.91
   Extraordinary Item................................................ $ (0.05)   $    --  $    --   $    --
                                                                      -------    -------  -------   -------
   Net Income........................................................ $  0.28    $  0.77  $  0.32   $  0.91
                                                                      =======    =======  =======   =======
Earnings per common share--Diluted:
   Income Before Extraordinary Item.................................. $  0.33    $  0.77  $  0.32   $  0.91
   Extraordinary Item................................................ $ (0.05)   $    --  $    --   $    --
                                                                      -------    -------  -------   -------
   Net Income........................................................ $  0.28    $  0.77  $  0.32   $  0.91
                                                                      =======    =======  =======   =======
Weighted average common shares outstanding:
   Basic.............................................................    18.3       16.9     16.9      15.4
   Diluted...........................................................    18.4       17.0     17.0      15.4
Other Data (unaudited):
EBITDA............................................................... $  51.1    $  54.9  $  71.3   $  61.2
Fixed Charge Coverage Ratio/(4)/.....................................     1.5x       1.9x     1.8x      1.9x
Selected Balance Sheet Data (unaudited):
Total Current Assets................................................. $  28.7    $  27.1  $  27.7   $  21.3
Total Assets......................................................... $ 594.5    $ 544.5  $ 531.9   $ 532.1
Total Debt........................................................... $ 338.8    $ 270.9  $ 273.8   $ 252.8
Total Shareholders' Equity........................................... $ 231.8    $ 243.8  $ 223.5   $ 242.6
Hotel Statistics (unaudited):
Occupancy............................................................    69.0%      75.4%    72.5%     72.0%
ADR.................................................................. $151.28    $149.55  $152.19   $142.51
REVPAR............................................................... $104.38    $112.78  $110.40   $102.55

--------
(1)Prior to January 1, 2001, we accounted for our investment in LaSalle Hotel Lessee, Inc. ("LHL") under the equity method. Effective January 1, 2001, LHL became our wholly owned subsidiary; accordingly, LHL's operations are consolidated with ours. Without our consolidating entries which eliminates our participating lease revenue from LHL, Hotel operating revenue was $0.0, Participating lease revenue was $64.2, Equity in income of Affiliated Lessee was $0.0 and Hotel operating expenses were $0.0, in each case for the nine months ended September 30, 2001.
(2)Other expenses for nine months ended September 30, 2001 are comprised of $0.6 advisory agreement termination payment (incurred in connection with our conversion to a self-managed status), $0.5 payment for the purchase of LHL and $0.8 payment related to the termination of the Hotel Viking lease.
(3)Extraordinary loss for the nine months ended September 30, 2001 is comprised of $1.0 of expenses related to the refinancing of the Massport bonds.
(4)The Fixed Charge Coverage Ratio is computed by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before gains (losses) from sales of property and extraordinary items (excluding interest costs capitalized) plus fixed charges. Fixed charges consist of interest expense (including interest costs capitalized).

                              RECENT DEVELOPMENTS

   Unaudited Operating Results for the Three and Twelve Month Periods Ended
December 31, 2001.   On February 6, 2002, we reported a decrease in comparable
funds from operations ("FFO") of 13.9% to $41.3 million of the year ended December 31, 2001, from $48.0 million for the prior year. Comparable FFO is defined as FFO before one-time items aggregating approximately $2.5 million, including the purchase of LaSalle Hotel Lessee, the transition expenses associated with becoming self-managed and costs associated with terminating third-party tenant leases. Net income for the year ended December 31, 2001 was $3.6 million, compared to net income of $5.4 million for the prior year. Our results for the three and twelve month periods ended December 31, 2001 were as follows:

                                        For the three months ended              For the year ended
                                    ----------------------------------  -----------------------------------
                                    December 31, 2001 December 31, 2000 December 31, 2001 December 31, 2000
                                    ----------------- ----------------- ----------------- -----------------
                                                                  (unaudited)
                                    -----------------------------------------------------------------------
                                                  ($ amounts in thousands, except share data)
Comparable Funds From
  Operations ("FFO"):
Net income.........................    $    (1,651)      $    (7,781)      $     3,565       $     5,351
Depreciation.......................          8,303             7,395            31,354            29,064
Equity in depreciation of Joint
  Venture..........................            239               217               938               785
Amortization of deferred lease fees              7                --                38                --
Writedown of property held for sale             --            11,030             1,872            12,296
Extraordinary loss.................             --                --               973                --
Minority interest..................            (50)             (729)               96               488
                                       -----------       -----------       -----------       -----------
 FFO...............................          6,848            10,132            38,836            47,984
Advisory termination fee...........             --                --               600                --
Lease termination expense..........             --                --               796                --
Subsidiary purchase cost...........             --                --               533                --
Writedown of notes receivable......          1,172                --             1,172                --
Lease termination income...........           (621)               --              (621)               --
                                       -----------       -----------       -----------       -----------
 Comparable FFO:...................    $     7,399       $    10,132       $    41,316       $    47,984
                                       ===========       ===========       ===========       ===========
Weighted average number of
  common shares and units
  outstanding:
   Basic...........................     19,037,836        18,520,780        18,877,666        18,488,475
   Diluted.........................     19,066,288        18,620,069        18,945,533        18,550,841

   Room revenue per available room ("RevPAR") for the three and twelve month periods ended December 31, 2001 was $78.32 and $97.05, respectively as compared to $104.33 and $110.40 for the corresponding periods in 2000. Average daily rate ("ADR") for the three and twelve month periods ended December 31, 2001 was $139.89 and $148.53, respectively as compared to $154.34 and $150.79 for the corresponding periods in 2000. Occupancy for the three and twelve month periods ended December 31, 2001 was 56.0% and 65.3%, respectively as compared to 67.6% and 73.2% for the corresponding periods in 2000.

   As of December 31, 2001, we had total outstanding debt of approximately $348.4 million, including our $11.9 million portion of joint venture debt related to the Chicago Marriott. Our senior unsecured credit facility had $175.4 million outstanding as of December 31, 2001. Interest expense for the twelve months ended December 31, 2001 was approximately $21.0 million, resulting in an interest coverage ratio for 2001 of approximately 3.0x. As of December 31, 2001, we were in full compliance with all debt covenants for the quarter. The following table sets forth summary capitalization data for the year ended December 31, 2001 and 2000:

                          Summary Capitalization Data
                           ($ amounts in thousands)

                                                   December 31, December 30,
                                                       2001         2000
                                                   ------------ ------------
                                                   (unaudited)
    Borrowings under credit facilities............   $175,400     $113,500
    Bonds payable, net............................     42,500       40,314
    Mortgage loans................................    118,562      119,964
    Other liabilities.............................     16,639       14,289
                                                     --------     --------
       Total liabilities..........................    353,101      288,067
    Minority interest.............................      5,592       20,298
       Total shareholders' equity.................    230,123      223,528
                                                     --------     --------
       Total liabilities and shareholders' equity.   $588,816     $531,893
                                                     ========     ========

   Post September 11 Corporate Action Plan. In response to the sharp decline in travel precipitated by the terrorist attacks of September 11, 2001, we have implemented a comprehensive plan to maximize profitability, strengthen our balance sheet and to seek to increase long-term shareholder value. Beginning on September 12, 2001, in cooperation with our hotel operators, we modified existing operating plans at each hotel to reduce costs in anticipation of lower levels of operations, limit capital expenditures to life safety or other critical requirements and revise marketing programs and efforts. As a result of this plan, since September 11, 2001, the decline in our EBITDA margin was tempered relative to the decline in revenues at our hotels. In addition, this plan, together with the dividend reduction described below, have permitted us to retain approximately $30 million. We intend to work with the operators of our hotels on an ongoing basis to reduce hotel operating costs where possible and to reassess non-critical capital expenditures.

   Reduction of Dividends. In anticipation of a difficult business environment for the lodging industry throughout 2002, our Board of Trustees determined that it was in the best interest of shareholders to reduce dividends to a nominal amount. Accordingly, the Board of Trustees declared a dividend of $0.01 per share for each of the quarters ended September 30, 2001 and December 31, 2001. Additionally, our recent amendment to our senior unsecured credit facility limits our ability to pay dividends on our common stock (i) in excess of $.01 per share for three month periods ending March 31, 2002 and June 30, 2002, (ii) in excess of $0.20 per share for the three month periods ending September 30, 2002 and December 31, 2002, and (iii) in excess of $0.30 per share for the three month periods ending March 31, 2003 and June 30, 2003 (provided no continuing default exists under the credit facility). By retaining capital and operating in a conservative manner in these uncertain times, we believe that we will be in a stronger position to take advantage of strategic opportunities that may arise in the upcoming months. We remain committed to maintaining our REIT status and intend to make any distributions necessary to maintain our REIT status. The recent amendment to our senior unsecured credit facility permits us to increase our dividend if necessary to maintain our REIT status, absent a continuing event of default under our credit facility. Additionally, by strengthening our balance sheet, we believe we will gain added financial protection if the current environment continues for an extended period of time.

   Additionally, during the fiscal year ended December 31, 2001, the following highlights have occurred:

   Transition to a self-managed structure. Effective January 1, 2001, we discontinued our advisory relationship with LaSalle Hotel Advisors, Inc., a wholly owned subsidiary of Jones Lang LaSalle, which until that time had provided us with management, acquisition, advisory and administrative services, and became a self-managed REIT. The entire management team of LaSalle Hotel Advisors became our employees and continues to oversee and manage all of our activities under our current self-managed structure. We currently have 21 employees who provide us with management, acquisition, advisory and administrative services. Prior to January 1, 2001 we had no employees and our day-to-day operations were conducted by LaSalle Hotel Advisors, our external advisor. We believe that over time, the transition to a self-managed structure will reduce annual overhead costs, thereby creating long-term value for our shareholders, and eliminate any perception of a conflict that management might have in serving two companies.

   Acquisition of LaSalle Hotel Lessee, Inc. Prior to January 1, 2001, in order for us to satisfy certain requirements for qualification as a REIT, we were prohibited from leasing any of our hotels. With the effectiveness of the REIT Modernization Act on January 1, 2001, we are now permitted to lease our hotels in a taxable-REIT subsidiary without losing our REIT status. Accordingly, on January 1, 2001, we purchased the 91% of LHL that we did not already own, whereupon LHL became a wholly owned taxable subsidiary as provided for under the taxable-REIT subsidiary provisions of the REIT Modernization Act. Prior to such time, we held a 9% interest in LHL and Jones Lang LaSalle and LPI Charities each held a 45.5% interest therein. LHL currently leases twelve hotels from us.

   Redemption of Massport Bonds. On March 1, 2001, we redeemed the $40 million 1990 Massachusetts Port Authority Special Project Revenue Bonds, which were issued in connection with the construction of the Harborside Hyatt Conference Center & Hotel. Proceeds for the redemption were derived from the issuance of
(i) $37.1 million aggregate principal amount of tax-exempt Massachusetts Port Authority Special Project Revenue Refunding Bonds, and (ii) $5.4 million aggregate principal amount of taxable Massachusetts Port Authority Special Project Revenue Refunding Bonds, each having a 17-year maturity. The newly issued bonds bear interest at a floating rate that is reset weekly as opposed to the $40 million aggregate principal amount of bonds that were redeemed which bore interest at a fixed rate of 10% per year. The weighted average interest rate of the newly issued bonds was 3.9% for the quarter ended December 31, 2001, which includes a prorated portion of a 2% annual letter of credit fee paid to GE Capital Corporation. The letters of credit are collateralized by the Harborside Hyatt Conference Center & Hotel. We expect the refinancing will continue to result in significant annual interest savings over the term of the bonds

   Acquisition of the DC Boutique Collection. On March 8, 2001 we acquired four full-service hotels located in Washington, DC with a total of 502 guestrooms, collectively the DC Boutique Collection, for an aggregate acquisition cost of approximately $43.2 million. We believe that Washington, DC is a high growth market with significant barriers to entry and is characterized by long term strong growth in room demand in all segments of the lodging market, including business, group and leisure travelers. Two of the hotels, Topaz Hotel & Bar and Hotel Rouge & Bar, have been fully renovated and repositioned at a cost of approximately $14 million and are being operated by Kimpton as independent, non-branded boutique hotels. We currently anticipate renovating and repositioning the remaining two hotels in the DC Boutique Collection during the second quarter of 2002. We estimate that the aggregate cost of renovating and repositioning these hotels will be approximately $16 million. After these renovations and repositionings, Kimpton will operate each of these properties as an independent, non-branded boutique hotel. Currently, Kimpton is operating each of these hotels under their existing brand affiliations.

   Acquisition of the Holiday Inn on the Hill Hotel. On June 1, 2001, we acquired the Holiday Inn on the Hill Hotel, located on Capitol Hill in Washington, DC. We acquired the 343-guestroom upscale, full-service hotel for an acquisition cost of approximately $44.5 million from an affiliate of Jones Lang LaSalle. Crestline Hotels & Resorts, Inc., as successor to Durbin Companies, Inc., which has managed the hotel since 1997, will continue to manage the hotel. We believe the hotel is located in a market with long term stable, strong demand, and will further benefit from its proximity to the new Washington Convention Center, which is currently under construction. We are currently considering mortgaging this hotel is connection with a secured financing transaction, however, we cannot be certain that this financing will be consummated.

   Sale of Radisson Hotel Tampa. On August 15, 2001, we sold the Radisson Hotel Tampa, located in Tampa, Florida and received proceeds of approximately $14.9 million. The proceeds from the sale have been used to reduce outstanding borrowings under our senior unsecured credit facility.

   Termination of third party leases. During the first quarter of 2002, we terminated our third-party operating leases at the Radisson Convention Hotel and Key West Beachside Resort. Both hotels have been leased to LHL. The Radisson Convention Hotel will continue to be operated by Radisson Hotels International, Inc., and Key West Beachside Resort will continue to be operated by Crestline Hotels & Resorts, Inc. In connection with the termination of the Crestline lease, we were paid $0.6 million. There was no termination cost for the Radisson lease.

   Rebranding of Existing Hotels and Selection of New Hotel Operator. We currently expect to engage Starwood Hotels & Resorts Worldwide, Inc. to manage and operate our hotels located in New Orleans and Dallas. We anticipate that Starwood will operate these hotels under the Westin brand affiliation. In connection with the re-branding of these hotels, we anticipate spending approximately $6 million to enhance the guest experience at these hotels and may be obligated to pay a fee to the parent company of the current lessees of these hotels; however, we do not believe that the amount of any fees which we could be required to pay will have a material adverse effect on our financial condition, taken as a whole.

                                OUR PROPERTIES

   The following table sets forth certain information with respect to each of our hotels. The lessees of our hotels are obligated to pay us the greater of base rent or participating rent at each of our hotels.

                                                        Number of
                                                          Guest   Ownership
Hotel Name                          Location              Rooms   Percentage Lessee      Operator
----------                          ------------------  --------- ---------- ----------- -----------
Convention Oriented
   Radisson Convention Hotel....... Bloomington, MN         565      100%    LHL         Radisson
   Le Meridien New Orleans......... New Orleans, LA         494      100%    Third-party Le Meridien
   Le Meridien Dallas.............. Dallas, TX              407      100%    Third-party Le Meridien
Resort Oriented
   San Diego Paradise Point Resort. San Diego, CA           457     95.1%    Third-party Noble House
   Marriott Seaview Resort......... Absecon, NJ             297      100%    LHL         Marriott
                                    (Atlantic City)
   Hotel Viking.................... Newport, RI             234      100%    LHL         Noble House
   Holiday Inn Beachside Resort.... Key West, FL            222      100%    LHL         Crestline
Business Oriented
   Chicago Marriott Downtown....... Chicago, IL           1,192      9.9%    *           Marriott
   LaGuardia Airport Marriott...... New York, NY            438      100%    LHL         Marriott
   Holiday Inn on the Hill Hotel... Washington, DC          343      100%    LHL         Crestline
   Omaha Marriott Hotel............ Omaha, NE               299      100%    LHL         Marriott
   Harborside Hyatt Conference
     Center & Hotel................ Boston, MA              270      100%    LHL         Hyatt
   Howard Johnson Plaza Hotel+..... Washington, DC          184      100%    LHL         Kimpton
   Hotel Rouge & Bar +............. Washington, DC          137      100%    LHL         Kimpton
   Le Montrose All Suite Hotel..... West Hollywood, CA      132      100%    Third-party Outrigger
   Topaz Hotel & Bar+.............. Washington, DC           99      100%    LHL         Kimpton
   Clarion Hampshire House Hotel+.. Washington, DC           82      100%    LHL         Kimpton

--------
+ We refer to Clarion Hampshire House Hotel, Hotel Rouge & Bar, Howard Johnson Plaza Hotel and Topaz Hotel & Bar collectively as the "DC Boutique Collection." Kimpton Hotel & Restaurant Group, L.L.C. operates each of the hotels in the DC Boutique Collection. Currently, Hotel Rouge & Bar and Topaz Hotel & Bar have been fully renovated and are being operated by Kimpton as independent, non-branded boutique hotels. We currently anticipate renovating and repositioning Clarion Hampshire House Hotel and Howard Johnson Plaza Hotel during the second quarter of 2002. After these renovations and repositionings, Kimpton will operate each of these properties as an independent, non-branded boutique hotel; currently Kimpton is operating Clarion Hampshire House Hotel and Howard Johnson Plaza Hotel under their existing brand affiliations.
* The Chicago Marriott Downtown is leased to a single purpose entity in which we own a 9.9% equity interest.

                             MANAGEMENT AGREEMENTS

   Each of the hotels is managed and operated by a management company pursuant to a separate management agreement with the hotel's lessee. The expiration dates of these management agreements, including renewal terms, vary from as early as October 31, 2004 to as late as December 31, 2058. In most cases, the right to extend the term of the management agreement lies with the manager. Each management agreement provides for payment of a base management fee based on a percentage of gross revenues and, in most cases, an incentive management fee based on a percentage of net operating income or operating profit, subject to various conditions and based on various formulas set forth in these management agreements. The lessee receives the net operating income from the hotel after payment of the management fees. Typically, the parties to a management agreement may terminate the agreement if the other party defaults in its obligations under the agreement, after applicable grace periods.

   Certain management agreements are also terminable by the lessee upon the occurrence of various conditions, such as failure of the hotel to achieve minimum net operating income levels or the payment of a termination fee. Some of the management agreements require the lessee to restore or rebuild a hotel after damage or destruction from a casualty loss, subject to certain conditions. Many of the management agreements impose conditions on, or grant to the manager a right of first refusal or similar rights, upon a proposed transfer of the hotel.

                                  MANAGEMENT

   Our trustees and executive officers are as follows:

         Name          Age                             Position
         ----          ---                             --------
Jon E. Bortz.......... 45  Chairman of the Board of Trustees, President and Chief Executive
                             Officer (term expires in 2002)
Darryl Hartley-Leonard 56  Trustee (term expires in 2003)
George F. Little, II.. 52  Trustee (term expires in 2004)
William S. McCalmont.. 46  Trustee (term expires in 2003)
Donald S. Perkins..... 75  Trustee (term expires in 2004)
Stuart L. Scott....... 63  Trustee (term expires in 2004)
Donald A. Washburn.... 57  Trustee (term expires in 2002)
Michael D. Barnello... 36  Chief Operating Officer and Executive Vice President of
                             Acquisitions
Hans S. Weger......... 38  Chief Financial Officer, Executive Vice President, and Treasurer,
                             Secretary

   Jon E. Bortz has served as Chairman of our Board of Trustees since January 1, 2001, a trustee since 1998 and has been our President and Chief Executive Officer since our formation. Mr. Bortz is also a member of our Investment Committee. Mr. Bortz founded the Hotel Group of Jones Lang LaSalle Incorporated, and as President, oversaw all of Jones Lang LaSalle's hotel investment and development activities. From January 1995, as Managing Director of Jones Lang LaSalle's Investment Advisory Division, Mr. Bortz was also responsible for certain east coast development projects, including the redevelopment of Grand Central Terminal in New York City. From January 1990 to January 1995, he was a Senior Vice President of Jones Lang LaSalle's Investment Division, with responsibility for east coast development projects and workouts. Mr. Bortz holds a B.S. in Economics from The Wharton School of the University of Pennsylvania and became a Certified Public Accountant in Maryland in 1979.

   Darryl Hartley-Leonard has served as one of our trustees since 1998. Mr. Hartley-Leonard is also a member of the Investment Committee of our Board of Trustees. Mr. Hartley-Leonard is a private investor. Mr. Hartley-Leonard is Chairman and CEO of PGI (an event production agency). Retired Chairman of the Board,

President and Chief Executive/Chief Operating Officer of Hyatt Hotels Corporation. Mr. Hartley-Leonard is a director of Jones Lang LaSalle. Mr. Hartley-Leonard holds a B.A. from Blackpool Lancashire College of Lancaster University and an honorary doctorate of business administration from Johnson and Wales University.

   George F. Little, II has served as one of our trustees since 1998. Mr. Little is also a member of the Audit Committee and Compensation, Contract and Governance Committee of our Board of Trustees. Mr. Little is the President and Chief Operating Officer of George Little Management, Inc. (a privately owned trade show management company), where he has been employed since 1971. Mr. Little is a member of the New York State and National Chapters of the International Association of Exposition Managers and the Society of Independent Show Organizers. Mr. Little holds a B.A. from Hamilton College.

   William S. McCalmont has served as one of our trustees since May, 2000. Mr. McCalmont is a member of the Audit Committee and Compensation, Contract and Governance Committee of our Board of Trustees. From August 2000 to September 2001, Mr. McCalmont was the Chief Financial Officer of HQ Global Workplaces. From 1999 until June 2000, Mr. McCalmont served as the Interim President and Chief Executive Officer of La Quinta Inns, Inc. Prior to that position, Mr. McCalmont was Senior Vice President and Chief Financial Officer of La Quinta. From 1996 to 1997, Mr. McCalmont was Senior Vice President, Chief Financial Officer and Treasurer of FelCor Suite Hotels, Inc. For approximately 12 years prior to joining FelCor, Mr. McCalmont had been employed in various positions with The Promus Companies Incorporated and with Harrah's Entertainment, Inc., which was created as a result of the spin-off of Promus Hotel Corporation; from 1991 to 1996, Mr. McCalmont was Vice President and Treasurer of Harrah's. Mr. McCalmont holds a B.A. from Rollins College and a M.B.A. from Carnegie-Mellon University. Mr. McCalmont is also a Chartered Financial Analyst. Mr. McCalmont is a member of the Advisory Board of Nevada Gold & Casinos.

   Donald S. Perkins has served as one of our trustees since 1998. Mr. Perkins is also the Chairman of the Audit Committee of our Board of Trustees and a member of the Compensation, Contract and Governance Committee of our Board of Trustees. He is the retired Chairman of the Board and Chief Executive Officer of Jewel Companies, Inc. (diversified retailer) (1970-1980). In 1995, Mr. Perkins served as Non-Executive Chairman of Kmart Corp. Mr. Perkins is a director of Aon Corporation, Cantilever Technologies LLC, CS Tech, LaSalle U.S. Realty Income and Growth Fund, Inc., LaSalle U.S. Realty Income and Growth Fund II, Inc., Nanophase Technologies Corporation and Parson Group LLC. Mr. Perkins graduated from Yale University and Harvard Business School.

   Stuart L. Scott has served as one of our trustees since 1998 and as Chairman of our Board of Trustees from 1998 to December 31, 2000. Mr. Scott is also a member of the Investment Committee of the Company. Mr. Scott is the Chairman of the Board of Directors and Chief Executive Officer of Jones Lang LaSalle and was the Chairman of the Board of Directors and Chief Executive Officer of LaSalle Partners Incorporated and its predecessor entities since December 1992. Mr. Scott is a director and member of the Compensation Committee of Hartmarx Corporation (a clothing manufacturing company). Mr. Scott holds a B.A. from Hamilton College and a J.D. from Northwestern University.

   Donald A. Washburn has served as one of our trustees since 1998. Mr. Washburn is also the Chairman of the Compensation, Contract and Governance Committee of our Board of Trustees and a member of the Audit Committee of our Board of Trustees. Mr. Washburn is a retired Executive Vice President Northwest Airlines, Inc. and Chairman and President-Northwest Cargo, Inc. Mr. Washburn joined Northwest in 1990 and served in a number of capacities, including Executive Vice President-Customer Service and Operations. Prior to joining Northwest, Mr. Washburn was a corporate Senior Vice President of Marriott Corporation, most recently Executive Vice President and general manager of its Courtyard Hotel division. Mr. Washburn is a director of Princess House, Inc. and vTraction, Inc. Mr. Washburn graduated from Loyola University of Chicago, J.L. Kellogg Graduate School of Management at Northwestern University and the Northwestern University School of Law.

   Michael D. Barnello has served as our Chief Operating Officer and Executive Vice President of Acquisitions since our formation and President of LHL. Mr. Barnello joined Jones Lang LaSalle in April 1995 as a Vice President. Prior to April 1995, Mr. Barnello was a Vice President with Strategic Realty Advisors, formerly known as VMS Realty Partners, where he was responsible for hotel asset management since 1990. Concurrently, Mr. Barnello was a Vice President at Stone-Levy LLC, an affiliate of Strategic Realty Partners, where he was responsible for hotel acquisitions. Mr. Barnello holds a B.S. in Hotel Administration from the Cornell School of Hotel Administration.

   Hans S. Weger has served as our Chief Financial Officer, Executive Vice President, and Treasurer since August 1998 and our Secretary since October 1999. Mr. Weger is responsible for all financial, accounting, human resources and information technology activities. Prior to joining us, Mr. Weger served as Vice President and Treasurer for La Quinta where he was responsible for all financing activities and played a major role in the merger with Meditrust Corporation. From 1992 until 1997, Mr. Weger served in various management roles with Harrah's Entertainment, Inc. where he was responsible for strategic planning, mergers and acquisitions and project financing. Mr. Weger serves on the Advisory Council for the University of Southern Mississippi Business School. Mr. Weger holds a B.S. in finance from the University of Southern Mississippi and a M.B.A. from the University of Chicago.

                 DESCRIPTION OF THE SERIES A PREFERRED SHARES

   This description of the Series A Preferred Shares supplements the description of the general terms and provisions of our shares of beneficial interest, including preferred shares, in the accompanying prospectus. You should consult that general description for further information.

General

   We are currently authorized to issue up to 20,000,000 preferred shares in one or more series. Each series will have the designations, powers, preferences, rights, qualifications, limitations or restrictions as Maryland law may permit and our Board of Trustees may determine by adoption of applicable articles supplementary to our Declaration of Trust.

   This summary of the terms and provisions of the Series A Preferred Shares is not complete. Prior to completing this offering, we will adopt articles supplementary for the Series A Preferred Shares. You may obtain a complete copy of the articles supplementary describing the Series A Preferred Shares by contacting us. The articles supplementary will initially authorize
Series A Preferred Shares.

   The transfer agent, registrar and dividends disbursing agent for the Series A Preferred Shares is Firstar Bank, N.A.

   We intend to file an application to list the Series A Preferred Shares on the New York Stock Exchange. If the application is approved, trading of the Series A Preferred Shares on the New York Stock Exchange is expected to begin within 30 days after the date of initial delivery of the Series A Preferred Shares.

   The certificates evidencing the Series A Preferred Shares initially will be issued in the form of temporary certificates. Holders of temporary certificates will be entitled to exchange them for definitive certificates as soon as the definitive certificates are available. We anticipate that definitive certificates will be available within 150 days after the date of initial delivery of the Series A Preferred Shares.

Ranking

   The Series A Preferred Shares will rank senior to our common shares and to any other of our equity securities that by their terms rank junior to the Series A Preferred Shares with respect to payments of distributions or amounts upon our liquidation, dissolution or winding up. The Series A Preferred Shares will rank on a parity with other series of our preferred shares or other equity securities that we may later authorize or issue and that by their terms are on a parity with the Series A Preferred Shares. The Series A Preferred Shares will rank junior to any equity securities that we may later authorize or issue and that by their terms rank senior to the Series A Preferred Shares. Any such authorization or issuance would require the affirmative vote of the holders of at least two thirds of the outstanding shares of Series A Preferred Shares. Any convertible debt securities that we may issue are not considered to be equity securities for these purposes.

Distributions

   Holders of the Series A Preferred Shares will be entitled to receive, when and as authorized by our Board of Trustees, out of funds legally available for
the payment of distributions, cumulative cash distributions at the rate of   %
of the liquidation preference per annum. Distributions on the Series A Preferred Shares will accrue and be cumulative from (but excluding) the date of original issue and will be payable quarterly in arrears on or about the 15th day of each January, April, July and October. The first distribution on the Series A Preferred Shares will be paid on April 15, 2002. Distributions payable on the Series A Preferred Shares for any partial period will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay distributions to holders of record as they appear in our share records at the close of business on the applicable record date, which will be the first day of the calendar month in which the applicable distribution payment date falls or such other date designated by our Board of Trustees for the payment of distributions that is not more than 90 nor less than 10 days prior to the distribution payment date.

   Our Board of Trustees will not authorize, and we will not pay, any distributions on the Series A Preferred Shares or set aside funds for the payment of distributions if the terms of any of our agreements, including agreements relating to our indebtedness, prohibit that authorization, payment or setting aside of funds or provide that the authorization, payment or setting aside of funds is a breach of or a default under that agreement, or if the authorization, payment or setting aside of funds is restricted or prohibited by law. We are and may in the future become a party to agreements which restrict or prevent the payment of dividends on, or the purchase or redemption of, shares. These restrictions may be indirect, for example covenants requiring us to maintain specified levels of net worth or assets, or direct. We do not believe that these restrictions currently have any adverse impact on our ability to pay distributions on the Series A Preferred Shares.

   Notwithstanding the foregoing, distributions on the Series A Preferred Shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of distributions and whether or not distributions are authorized. Accrued but unpaid distributions on the Series A Preferred Shares will not bear interest, and holders of the Series A Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions as described above. All of our distributions on Series A Preferred Shares, including any capital gain distributions, will be credited to the previously accrued distributions on the Series A Preferred Shares. We will credit any distribution made on Series A Preferred Shares first to the earliest accrued and unpaid distribution due.

   We will not declare or pay any distributions, or set aside any funds for the payment of distributions, on common shares or other shares that rank junior to the Series A Preferred Shares, or redeem or otherwise acquire common shares or other junior shares, unless we also have declared and either paid or set aside for payment the full cumulative distributions on the Series A Preferred Shares for the current and all past dividend periods. In addition to the exceptions described on pages 16 and 17 of the accompanying prospectus, this restriction will not limit our redemption or other acquisition of shares under incentive, benefit or share purchase plans for officers, trustees or employees or others performing or providing similar services or for the purposes of enforcing restrictions upon ownership and transfer of our equity securities contained in our Declaration of Trust in order to preserve our status as a REIT.

   If we do not declare and either pay or set aside for payment the full cumulative distributions on the Series A Preferred Shares and all shares that rank on a parity with Series A Preferred Shares, the amount which we have declared will be allocated pro rata to the Series A Preferred Shares and to each parity series of shares so that the amount declared for each Series A Preferred Share and for each share of each parity series is proportionate to the accrued and unpaid distributions on those shares.

Liquidation Rights

   In the event of our liquidation, the holders of the Series A Preferred Shares will be entitled to be paid out of our assets legally available for distribution to our shareholders liquidating distributions in cash or property at fair market value as determined by our Board of Trustees equal to a liquidation preference of $25.00 per share, plus any accumulated, accrued and unpaid distributions through and including the date of the payment. The holders of Series A Preferred Shares will be entitled to receive this liquidating distribution before we distribute any assets to holders of our common shares or any other shares of beneficial interest that rank junior to the Series A Preferred Shares. The rights of holders of Series A Preferred Shares to receive their liquidation preference would be subject to preferential rights of the holders of any series of shares which is senior to the Series A Preferred Shares. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of our remaining assets. If we consolidate or merge with any other entity, sell, lease, transfer or convey all or substantially all of our property or business, or engage in a statutory share exchange, we will not be deemed to have liquidated.

Redemption

   We may not redeem the Series A Preferred Shares prior to February   , 2007,
except as described below under "Restrictions on Ownership and Transfer." On
and after February   , 2007 at our option upon not less
than 30 nor more than 60 days' written notice, we may redeem for cash the Series A Preferred Shares, in whole or in part, at any time or from time to time, at a redemption price of $25.00 per share, plus any accumulated, accrued and unpaid distributions through the date fixed for redemption.

   We may give notice of redemption by mail to each holder of record of Series A Preferred Shares at the address shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective. Each notice will state the following:

  .  the redemption date;

  .  the redemption price;

  .  the number of Series A Preferred Shares to be redeemed;

  . the place or places where the certificates for the Series A Preferred Shares are to be surrendered for payment; and

  . that distributions on the Series A Preferred Shares to be redeemed will cease to accumulate on the redemption date.

   If we redeem fewer than all of the Series A Preferred Shares, the notice of redemption mailed to each shareholder will also specify the number of Series A Preferred Shares that we will redeem from each shareholder. In this case, we will determine the number of Series A Preferred Shares to be redeemed on a pro rata basis, by lot or by any other equitable method we may choose.

   If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series A Preferred Shares called for redemption, then from and after the redemption date, those Series A Preferred Shares will be treated as no longer being outstanding, no further distributions will accrue and all other rights of the holders of those Series A Preferred Shares will terminate. The holders of those Series A Preferred Shares will retain their right to receive the redemption price for their shares and any accumulated, accrued and unpaid distributions through the redemption date.

   The holders of Series A Preferred Shares at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the Series A Preferred Shares on the corresponding payment date notwithstanding the redemption of the Series A Preferred Shares between such record date and the corresponding payment date or our default in the payment of the distribution due. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series A Preferred Shares to be redeemed.

   The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided under "Restrictions on Ownership and Transfer" below and "Restrictions on Ownership of Capital Shares" in the accompanying prospectus.

   Subject to applicable law and the Articles Supplementary, we may purchase Series A Preferred Shares in the open market, by tender or by private agreement. We are permitted to return any Series A Preferred Shares that we reacquire to the status of authorized but unissued shares.

Voting Rights

   Holders of Series A Preferred Shares will have no voting rights, except as follows:

  . If distributions on the Series A Preferred Shares are due but unpaid for six consecutive quarterly periods, holders of the Series A Preferred Shares, voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional trustees to serve on our Board of Trustees until all distribution arrearages have been paid (or authorized and set aside for payment in full). The voting rights of the holders of Series A Preferred Shares in that circumstance, to the extent not inconsistent with the preceding sentence, are described more fully on page 19 of the accompanying prospectus.

  . In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Shares is required for us to authorize, create or increase capital shares ranking senior to the Series A Preferred Shares with respect to the payment of distributions or the distribution of assets upon our liquidation, dissolution or winding up, reclassify any of our authorized equity securities into any such senior securities, authorize, create or issue any obligation or security convertible into or evidencing the right to purchase any such senior shares, or to amend our Declaration of Trust in a manner that materially and adversely affects the rights of the Series A Preferred Shares. No such vote is required in the event of (x) any increase in the amount of the authorized preferred shares or the creation or issuance of any other class or series of equity securities, or (y) any increase in the amount of authorized Series A Preferred Shares or any other class or series of equity securities, in the case of each of (x) or (y) above ranking on a parity with or junior to the Series A Preferred Shares with respect to the payment of distributions and the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up. These special voting rights of holders of Series A Preferred Shares, to the extent not inconsistent with the two preceding sentences, are described more fully on page 19 of the accompanying prospectus.

   In any matter in which the Series A Preferred Shares are entitled to vote, each Series A Preferred Share will be entitled to one vote. If the holders of Series A Preferred Shares and another series of preferred shares are entitled to vote together as a single class on any matter, the Series A Preferred Shares and the shares of the other series will have one vote for each $25.00 of liquidation preference.

Conversion Rights

   The Series A Preferred Shares are not convertible into or exchangeable for any property or other securities.

Restrictions on Ownership and Transfer

   Our Declaration of Trust contains provisions that limit to 9.8% the percentage ownership of any class of our outstanding shares, including the Series A Preferred Shares, by any one person or group of affiliated persons. For information regarding restrictions on transfer of the Series A Preferred Shares, see "Restrictions on Ownership of Capital Shares" in the accompanying prospectus. The Board of Trustees may waive (and has in the past waived) these restrictions if evidence satisfactory to the Board of Trustees and our tax counsel is presented that the changes in ownership would not then or in the future jeopardize our status as a REIT and the Board of Trustees otherwise decides such action is in our best interests.

                       FEDERAL INCOME TAX CONSIDERATIONS

   The following discussion summarizes certain material United States federal income tax consequences of the purchase, ownership and disposition of our Series A Preferred Shares by individuals who hold the Shares as capital assets (within the meaning of section 1221 of the Code). It does not purport to address the federal income tax consequences applicable to all categories of holders, some of which (such as insurance companies, regulated investment companies or dealers in securities) may be subject to special rules. Except as discussed under the caption "Taxation of Foreign Shareholders," this summary does not address persons who are not U.S. Shareholders (as defined herein).

   This summary is based on current provisions of the Code, the Treasury regulations promulgated thereunder and judicial or ruling authorities. All these authorities are subject to change, and any change may be effective retroactively. No attempt is made to present a detailed explanation of the tax treatment of LaSalle Hotel Properties or our Shareholders, and the discussion here is not intended as a substitute for careful tax planning. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISERS REGARDING ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF INVESTING IN SERIES A PREFERRED SHARES IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

   As used herein, a holder of our shares is a "U.S Shareholder" if the holder is (i) a citizen or resident of the United States who is a natural person, (ii) a corporation or a partnership (including an entity treated as a corporation or partnership for federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate the income of which is subject to federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more "United States persons" (within the meaning of the Code and attending Treasury regulations) have authority to control all substantial decisions of the trust. In addition, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996 that are treated as United States persons on August 19, 1996 and elect to continue to be treated as United States persons, are also considered U.S. Shareholders. A holder of our shares is a "Non-U.S. Shareholder" if the holder is a nonresident alien or a foreign corporation, partnership, trust or estate.

General

   We have elected to be taxed as a REIT under sections 856 through 860 of the Code effective for our taxable year ending December 31, 1998, and we believe that we have been organized and operated in the manner necessary to qualify as a REIT commencing with that taxable year. We have been structured to qualify as a REIT and we intend to continue to qualify as a REIT, but no assurance can be given that we will operate in the manner necessary to remain qualified as a REIT.

   In the opinion of Sidley Austin Brown & Wood LLP, commencing with our taxable year ending December 31, 1998, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. This opinion is based on various assumptions relating to our organization and operation and upon representations made by us concerning certain factual matters, including matters related to our organization and expected manner of operation. Moreover, qualification and taxation as a REIT will depend on our ability to meet on a continuing basis, through actual annual operating results, (i) dividend distribution levels, (ii) diversity of beneficial ownership, and (iii) various other qualification tests (discussed below) imposed by the Code. Sidley Austin Brown & Wood LLP will not review compliance with these tests on a continuing basis and no assurance can be given that we will satisfy such tests on a continuing basis. See the discussion under the caption "Failure to Qualify," below.

   The following is a general summary of the material Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions of the Code are technical and complex.

   In general, if we qualify as a REIT, we will not be subject to federal corporate income taxes on the net income that we distribute currently to our shareholders. This treatment substantially eliminates the "double taxation" (taxation at both the corporation and shareholder levels) that generally results from investment in a corporation. We will, however, still be subject to federal income and excise tax in certain circumstances, including the following:

  . we will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains;

  . we may be subject to the "alternative minimum tax" on our items of tax preference;

  . if we have (i) net income from the sale or other disposition of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, then we will be subject to tax on that income at the highest corporate rate. In general, "foreclosure property" is any property we acquire by foreclosure (or otherwise) on default of a lease of such property or a loan secured by such property;

  . if we have net income from prohibited transactions, then that income will be subject to a 100% tax. In general, "prohibited transactions" are sales or other dispositions of property (other than foreclosure property) that we hold primarily for sale to customers in the ordinary course of business;

  . if we fail to satisfy either the 75% gross income test or the 95% gross income test (discussed below), but preserve our qualification as a REIT by satisfying certain other requirements, then we will be subject to a 100% tax on (i) the greater of (a) the amount by which we fail the 75% gross income test or (b) the amount by which 90% of our gross income exceeds the amount of gross income we derive from sources that count towards satisfying the 95% gross income test, (ii) multiplied by a fraction intended to reflect our profitability;

  . if we fail to distribute for each calendar year at least the sum of (i) 85% of our REIT ordinary income, (ii) 95% of our REIT capital gain net income, and (iii) any undistributed taxable income from prior years, then we will be subject to a 4% excise tax on the excess of the required distributions over the actual distributions;

  . if we acquire any asset from a C corporation (that is, a corporation generally subject to the full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and if we recognize gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date we acquire the asset, then the asset's "built-in" gain (the excess of the asset's fair market value at the time we acquired it over the asset's adjusted basis at that time) will be subject to tax at the highest regular corporate rate (the "Built-In Gain Rule"); and

  . if it is determined that amounts of certain income and expense were not allocated between us and a taxable REIT subsidiary (as defined herein) on the basis of arm's length dealing, or to the extent we charge a taxable REIT subsidiary interest in excess of a commercially reasonable rate, then we will be subject to a tax equal to 100% of those amounts.

   Requirements for Qualification. The Code defines a REIT as a corporation, trust, or association:

  .  that is managed by one or more trustees or directors;

  . the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

  . that would be taxable as a domestic corporation, but for Section 856 through 859 of the Code;

  . that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

  .  the beneficial ownership of which is held by 100 or more persons;

  . no more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year; and

  . that meets certain other tests, described below, regarding the composition of its income and assets.

   The first four requirements must be satisfied during the entire taxable year, and the fifth must be satisfied during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months). The fifth and sixth requirements did not apply until after the first taxable year for which we elected to be taxed as a REIT. In addition, we will be treated as satisfying the sixth condition for any taxable year for which we comply with the regulatory requirements to request information from our shareholders regarding their actual ownership of our shares and we do to know, or exercising reasonable due diligence would not have known, that we failed to satisfy such condition.

   We intend to comply with Treasury regulations requiring us to ascertain the actual ownership of our outstanding shares. Failure to do so will subject us to a fine. In addition, certain restrictions on the transfer of our shares, imposed by our Declaration of Trust, are meant to help us continue to satisfy the fifth and sixth requirements for qualification described above.

   Finally, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

   Income Tests. To remain qualified as a REIT we must satisfy two gross income tests in each taxable year. First, at least 75% of our gross income (excluding gross income from "prohibited transactions") must come from real estate sources such as rents from real property (as defined below) and interest on obligations secured by real property, and from certain temporary investments. Second, at least 95% of our gross income (excluding gross income from "prohibited transactions") must come from investments, such as rents from real property and interest on obligations secured by real property, and from dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

   Subject to certain restrictions, rents received by a REIT (which include charges for services customarily furnished or rendered in connection with real property and rent attributable to personal property leased in connection with real property) will generally qualify as "rents from real property". The restrictions imposed include the following:

  . the amount of rent must not be based, in whole or in part, on the income or profits of any person (with an exception for rents based on fixed percentages of the occupant's receipts or sales);

  . except for certain qualified lodging facilities leased to a taxable REIT subsidiary (described below), the REIT (or a direct or indirect owner of 10% or more of the REIT) may not own (directly or constructively) 10% or more of the tenant (a "Related Party Tenant");

  . the amount of rent attributable to personal property leased in connection with a lease of real property may not exceed 15% of the total rent received under the lease; and

  . the REIT generally may not operate or manage the property or furnish or render services to the tenants except through (i) a taxable REIT subsidiary (described below) or (2) an "independent contractor" that satisfies certain stock ownership restrictions, that is adequately compensated and from whom we derive no income. (We are not required to use a taxable REIT subsidiary or independent contractor, however, to the extent that any service we provide is "usually or customarily rendered" in connection with the rental of space for occupancy only or is not considered "rendered to the tenants.")

   If, for any taxable year, we fail to satisfy the 75% gross income test, the 95% gross income test, or both, we may nevertheless preserve our REIT status if we satisfy certain relief provisions under the Code. In general, relief will be available if (i) our failure to meet one or both of the gross income tests is due to reasonable cause rather than willful neglect, (ii) we attached a schedule of the sources of our income to our federal corporate income tax return and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is, however, impossible to state whether in all circumstances we would be entitled to the benefit of the relief provisions. As discussed above under the caption "General," even if we qualified for relief, a tax would be imposed with respect to the amount by which we fail the 75% gross income test or 95% gross income test.

   Asset Tests. To maintain our qualification as a REIT we must also satisfy, at the close of each quarter of each taxable year, the following tests relating to the nature of our assets.

  . at least 75% of the value of our total assets must be represented by real estate assets, including (a) interests in real property and interests in obligations secured by real property ("mortgages"), (b) our proportionate share (determined in accordance with our capital interest) of real estate assets held by any partnership in which we are a partner (c) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (that is, at least five-years) public debt offering, and (d) cash, cash items and Government securities.

  . no more than 20% of the value of our total assets may be securities of one or more taxable REIT subsidiaries (described below); and

  . except for (a) securities in the 75% asset class, (b) securities in a taxable REIT subsidiary or qualified REIT subsidiary (defined below), and
     (c) certain partnership interests and debt obligations, --

    . the value of any one issuer's securities we own may not exceed 5% of the value of our total assets;

    . we may not own more than 10% of any one issuer's outstanding voting securities; and

    . we may not own more than 10% of the total value of any one issuer's outstanding securities.

   We may hold one or more assets (or provide services to tenants) through one or more taxable REIT subsidiaries. To treat a subsidiary as a taxable REIT subsidiary, we and the subsidiary must make a joint election by filing a Form 8875 with the IRS. We and LHL made a joint election to treat LHL as our taxable REIT subsidiary effective January 1, 2001. A taxable REIT subsidiary will pay tax at the corporate rates on its earnings, but such earnings may include types of income that might jeopardize our REIT status if we earned it directly. We may hold up to 100% of the stock in a taxable REIT subsidiary. To prevent the shifting of income and expenses between us and a taxable REIT subsidiary, the Code imposes on us a tax equal to 100% of certain items of income and expense that are not allocated between us and the taxable REIT subsidiary at arm's length. The 100% tax is also imposed to the extent we charge a taxable REIT subsidiary interest in excess of a commercially reasonable rate. In the case of a qualified lodging facility (such as a hotel) leased by a REIT (directly or indirectly) to a taxable REIT subsidiary, the lease payments will not qualify as REIT-qualified rental income unless the property is operated on behalf of the taxable REIT subsidiary by an independent contractor. Moreover, at the time it enters into the operating agreement, the independent contractor must be actively engaged in the trade or business of operating qualified lodging facilities for persons not related to the REIT or the taxable REIT subsidiary. We believe the current operating agreements with LHL meet these requirements.

   We may also hold one or more of our assets through one or more corporate subsidiaries that satisfy the requirements to be treated as "qualified REIT subsidiaries." A qualified REIT subsidiary is disregarded for federal income tax purposes, which means, among other things, that for purposes of applying the gross income and assets tests, all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as ours. A subsidiary is a qualified REIT subsidiary if we own all the stock of the subsidiary. We may also hold one or more of our assets through other entities that may be disregarded for federal income tax purposes, such as one or more limited liability companies (LLCs) in which we are the only member.

   Finally, as described above, we may hold one or more of our assets through one or more partnerships. For purposes of applying the REIT asset and gross income qualifications tests, and in other instances, Treasury regulations will treat us as owning a proportionate share of a partnership's gross income and assets based on our percentage ownership of that partnership's capital. For this reason, if we own any percentage of the capital interests in a partnership that we do not control, we may be unable to avoid sharing in that partnership's non-REIT-qualifying assets and income.

   If we satisfy the asset tests at the close of any quarter, we will not lose our REIT status if we fail to satisfy the asset tests at the end of a later quarter solely because of changes in asset values. If our failure to satisfy the asset tests results, either in whole or in part, from an acquisition of securities or other property during a quarter, the failure can be cured by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. In some instances, however, we may be compelled to dispose of assets that we would prefer to retain.

   Annual Distribution Requirements. To qualify as a REIT we must also distribute to our shareholders dividends (other than capital gain dividends) in an amount at least equal to (i) the sum of (A) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our "net capital gain") and (B) 90% of the after-tax net income (if any) from foreclosure property, minus (ii) the sum of certain items of non-cash income (including, among other things, cancellation of indebtedness income and original issue discount income). In general, the distributions can be paid during the taxable year to which they relate. We may also satisfy the distribution requirements with respect to a particular year provided we (1) declare a sufficient dividend before timely filing our tax return for that year and (2) pay the dividend within the 12-month period following the close of the year, and on or before the date of the first regular dividend payment after such declaration.

   To the extent we fail to distribute our net capital gain, and to the extent we distribute at least 90%, but less than 100%, of our "REIT taxable income" (as adjusted) we will be subject to tax at the regular corporate capital gains rates (with respect to the undistributed net capital gain) and at the regular corporate ordinary income tax rates (with respect to the undistributed REIT taxable income). Furthermore, if we fail to distribute during each calendar year at least the sum of (i) 85% of the REIT ordinary income for such year,
(ii) 95% of our REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such amounts over the amounts actually distributed. In addition, if we dispose of any asset subject to the Built-In Gain Rule during the Recognition Period, we will be required to distribute at least 95% of the built-in gain (after tax), if any, recognized on the disposition. For this purpose, dividends declared in October, November or December of any calendar year and payable to shareholders of record on a specified date in such month, are treated as paid by us and as received by our shareholders on the last day of the calendar year, provided we actually pay the dividends no later than in January of the following calendar year.

   We intend to make timely distributions sufficient to meet the annual distribution requirements. In this regard, because we may claim depreciation and other non-cash charges in computing our REIT taxable income, we expect our cash flow to exceed our REIT taxable income. It is possible, however, that from time-to-time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement. The shortfall may, for example, be due to differences between the time we actually receive income or pay an expense, and the time we must include the income or may deduct the expense for purposes of calculating our REIT taxable income. As a further example, the shortfall may be due to an excess of non-deductible cash outlays such as principal payments on debt and the acquisition of investments, over non-cash deductions such as depreciation. In such events, we may arrange for short-term or long-term borrowings so that we can pay the required dividends and meet the 90% distribution requirement.

   Under certain circumstances, if we fail to meet the distribution requirement for a taxable year, we may correct the situation by paying "deficiency dividends" to our shareholders in a later year. By paying the deficiency dividend we may increase our dividends paid deduction for the earlier year, thereby reducing our REIT taxable income for the earlier year. However, if we pay a deficiency dividend, we will have to pay to the IRS interest based upon the amount of any deduction taken for such dividend.

   Failure to Qualify. If we fail to qualify for taxation as REIT in any taxable year and certain relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which our qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

   For any year in which we fail to qualify as a REIT, we will not be required to make distributions to our shareholders. Any distributions we do make will not be deductible by us, and will generally be taxable to our shareholders as ordinary income to the extent of our current and accumulated earnings and profits. Subject to certain limitations in the Code, corporate shareholders receiving such distributions may be eligible to claim the dividends received deduction.

Taxation of Shareholders

   Taxation of U.S. Shareholders. As long as we qualify as a REIT, distributions that are made to our taxable U.S. Shareholders out of current or accumulated earnings and profits (and that are not designated as capital gain dividends) will be taken into account by them as ordinary income and will be ineligible for the dividends received deduction. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held our shares. (Any loss upon a sale or exchange of shares held for six months or less (determined by applying certain holding period rules), however, will be treated as a long-term capital loss to the extent the shareholder received from us distributions that were required to be treated as long-term capital gains.)

   We may elect to not distribute any net long-term capital gain and pay the tax thereon. In that case, a U.S. Shareholder will (i) include in its income, as long-term capital gain, its proportionate share of the undistributed gain, and (ii) claim, as a refundable tax credit, its proportionate share of the taxes paid. In addition, a shareholder will be entitled to increase the basis in our shares by an amount equal to the difference between its share of the undistributed long term capital gains and its share of the taxes paid.

   Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of the shareholder's shares. To the extent these distributions exceed the shareholder's adjusted basis in its shares, the distributions will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the shareholder.

   Earnings and profits are allocated to distributions with respect to preferred stock before they are allocated to distributions with respect to common stock. Therefore, depending on our earnings and profits, distributions with respect to the Series A Preferred Shares (as compared to distributions with respect to our common shares) are more likely to be treated as dividends than as a return of capital or a distribution in excess of basis.

   Shareholders may not claim on their individual income tax returns our net operating losses or capital losses. In addition, distributions with respect to, and gain from the disposition of, our shares will be treated as "portfolio income" and, therefore, shareholders will be unable to claim passive losses against such income.

   A redemption of your Series A Preferred Shares will be treated as a distribution and hence taxable as a dividend to the extent of our current or accumulated earnings and profits, unless the redemption is treated as a distribution in part or full payment in exchange for the redeemed shares under section 302(b) of the Code. Under that statute, a redemption will generally be treated as a distribution in part or full payment in exchange for the redeemed shares if the distribution:

  .  is "substantially disproportionate" with respect to your ownership in us,

  . results in a "complete termination" of your common and preferred share interests in us, or

  .  is "not essentially equivalent to a dividend" with respect to you.

In determining whether any of these tests have been met, you must generally take into account our common and preferred shares considered to be owned by you by reason of constructive ownership rules as well as our common and preferred shares actually owned by you. Provided you own (actually or constructively) no more than an insubstantial percentage of our common shares, a redemption of your Series A Preferred Shares is likely to qualify for exchange treatment because the redemption would not be "essentially equivalent to a dividend." However, because the determination of whether you satisfy any of the section 302(b) tests will depend upon the facts and circumstances at the time your Series A Preferred Shares are redeemed, you are advised to consult your own tax advisor to determine your particular tax treatment.

   If we issue the Series A Preferred Shares at a price lower than their redemption price, then the difference between the issue price and redemption price (the "redemption premium") may be treated as a constructive distribution or as a series of constructive distributions that must be taken into account by you as ordinary income before your shares are actually redeemed. Such treatment is required, however, only if, based on all of the facts and circumstances as of the issue date, such redemption is more likely than not to occur. Even if such redemption is more likely than not to occur, such treatment is still not required if the redemption premium is solely in the nature of a penalty for premature redemption, which means the premium is paid because of changes in economic conditions over which neither we nor you have control. Moreover, there is also a safe harbor provision under which redemptions are not treated as likely to occur if we meet the following three conditions: (a) we are not related to the redeemed shareholder, (b) there are no arrangements compelling us to redeem the shares, and (c) redeeming the shares would not reduce the rate of return on such shares. While there can be no assurance in this regard, we believe that constructive dividend treatment of the redemption premium on our Series A Preferred Shares should not be required.

   Backup Withholding. We will report to our U.S. Shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. A shareholder may be subject to backup withholding with respect to dividends paid unless the holder (i) is a corporation or comes within certain other exempt categories and, if required, demonstrates this fact, or (ii) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholdings rules. An individual U.S. Shareholder may satisfy the requirements by providing us with an appropriately prepared IRS Form W-9. Individual U.S. Shareholders who do not provide us with their correct taxpayer identification numbers may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability.

   Tax-Exempt Shareholders. The IRS has ruled that amounts distributed as dividends by a qualified REIT generally do not constitute unrelated business taxable income ("UBTI") if received by a tax-exempt entity. Based on that ruling, the dividend income from our shares will not be UBTI to a tax-exempt shareholder, provided that the tax-exempt shareholder has not held its shares as "debt financed property" within the meaning of the Code and such shares are not otherwise used in a trade or business. Similarly, income from selling our shares will not constitute UBTI unless the tax-exempt seller has held its shares as "debt financed property" or has used the shares in a trade or business.

   Notwithstanding the above paragraph, if we are a pension-held REIT, then any qualified pension trust that holds more than 10% of our stock will have to treat dividends as UBTI in the same proportion that our gross income would be UBTI. A qualified pension trust is any trust described in section 401(a) of the Code that is exempt from tax under section 501(a). In general, we will be treated as a pension held REIT if both (a) we are predominantly owned by qualified pension trusts (that is, at least one qualified pension trust holds more than 25% of our shares, or one or more qualified pension trusts, each of which owns more than 10% of our shares, hold in the aggregate more than 50% of our shares) and (b) we would not be a REIT if we had to treat our stock held in a qualified pension trust as owned by the qualified pension trust (instead of treating such stock as owned by the qualified pension trust's multiple beneficiaries). As a result of certain limitations on transfer and ownership of shares contained in the Declaration of Trust, we do not expect to be classified as a "pension held REIT."

   In addition, if you are a tax-exempt shareholder described in section 512(a)(3) of the Code, then distributions received from us may also constitute UBTI. You are described in section 512(a)(3) if you qualify for exemption under sections 501(c)(7), (9), (17) or (20).

Taxation of Foreign Shareholders

   The rules governing U.S. federal income taxation of Non-U.S. Shareholders are complex and no attempt will be made herein to provide more than a limited summary of those rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF U.S. FEDERAL, STATE, LOCAL OR FOREIGN INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

   Ordinary Dividends. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests (discussed below) and other than distributions designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions to Non-U.S. Shareholders will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax rate. If income from the investment in the shares is treated as effectively connected with the shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to tax at graduated rates in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the shareholder is a foreign corporation).

   We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends ( other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends) paid to a Non-U.S. Shareholder, unless we receive the requisite proof that (i) a lower treaty rate applies or (ii) the income is "effectively connected income." A Non-U.S. Shareholder claiming the benefit of a tax treaty may need to satisfy certification and other requirements, such as providing an IRS Form W-8BEN. A Non-U.S. Shareholder who wishes to claim distributions are effectively connected with a United States trade or business, may need to satisfy certification and other requirements, such as providing IRS Form W-8ECI. Other requirements, such as providing an IRS Form W-8IMY, may apply to Non-U.S. Shareholders that hold their shares through a financial intermediary or foreign partnership.

   Return of Capital. Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from disposition by us of a U.S. real property interest, will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they will give rise to tax liability if the Non-U.S. Shareholder otherwise would be subject to tax on any gain from the sale or disposition of its shares, as described below. If it cannot be determined at the time a distribution is made whether the distribution will exceed our current and accumulated earnings and profits, then the distribution will be subject to withholding at the rate applicable to dividends. The Non-U.S. Shareholder, however, may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution did, in fact, exceed our current and accumulated earnings and profits.

   Capital Gain Dividends. For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if the gains were effectively connected with a U.S. business. Thus, Non-U.S. Shareholders will be taxed on these distributions at the same capital gain rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals), without regard to whether the distributions are designated by us as capital gain dividends. Distributions subject to the FIRPTA provisions may also be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder unless the Shareholder is entitled to treaty relief or other exemption. Treasury Regulations under FIRPTA require us to withhold 35% of any distribution that we could designate as a capital gain dividend.

   Under an IRS revenue ruling, distributions we make with respect to our Series A Preferred Shares and distributions we make with respect to our common shares will consist of gains attributable to our sale or exchange of United States real property interests (if any) in the same proportions.

   Sales of Shares. Gain recognized by a Non-U.S. Shareholder upon a sale or exchange of shares generally will not be taxed under FIRPTA provided we are a "domestically controlled REIT." In general we will qualify as a domestically held REIT if at all times during a designated testing period less than 50% in value of our shares are held (directly or indirectly) by foreign persons. It is currently anticipated that we will be a "domestically controlled REIT" and that therefore the sale of shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) its investment in our shares is "effectively connected" with its conduct of a U.S. trade or business, or (ii) the Non-U.S. Shareholder is an alien individual who is present in the United States for 183 days or more during the taxable year. A similar rule will apply to capital gain dividends not subject to FIRPTA.

   Although we anticipate that we will qualify as a domestically controlled REIT, because our shares will be publicly traded, no assurance can be given that we will continue to qualify. If we are not a domestically controlled REIT, then whether or not a Non-U.S. Shareholder's sale of the Series A Preferred Shares will be subject to tax under FIRPTA will depend on (i) whether or not the shares were regularly traded on an established securities market (such as the New York Stock Exchange, on which we intend to apply for the listing of the Series A Preferred Shares, although this does not guarantee that the Series A Preferred Shares will be regularly traded) and (ii) the size of the seller's interest in the Series A Preferred Shares. If gain on the sale of shares is subject to tax under FIRPTA, then a Non-U.S. Shareholder is subject to the same treatment as a U.S. shareholders with respect to such gain (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of such shares may be required to withhold 10% of the gross purchase price.

  Redemptions

   Redemptions of the Series A Preferred Shares will be treated as distributions made with respect to those shares. Whether such distributions will be treated as dividends will depend on the rules under section 302(b) discussed above under the caption "Taxation of U.S. Shareholders." Whether such distributions will be subject to tax under FIRPTA will depend on whether such distributions are attributable to gain from sales or exchanges by us of U.S. real property interests.

Federal Estate Taxes

   In general, if an individual who is not a citizen or resident (as defined in the Code) of the United States owns (or is treated as owning) our stock at the date of death, such stock will be included in the individual's estate for United States Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

                                 UNDERWRITING

   Subject to the terms and conditions of an underwriting agreement dated
February   , 2002, the underwriters named below, for whom Raymond James &
Associates, Inc., Legg Mason Wood Walker, Incorporated, Prudential Securities Incorporated and SG Cowen Securities Corporation are acting as representatives, have severally agreed to purchase from us the respective number of shares of Series A Preferred Shares set forth opposite their names below:

                                        Number of
                                         Series A
            Underwriter              Preferred Shares
            -----------              ----------------
Raymond James & Associates, Inc.....
Legg Mason Wood Walker, Incorporated
Prudential Securities Incorporated..
SG Cowen Securities Corporation.....
                                         --------
       Total........................
                                         ========

   The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any significant negative change in our business and the receipt of certain certificates, opinions and letters from us and our attorneys and independent accountants. The nature of the underwriters' obligation is such that they are committed to purchase all shares of common stock offered hereby if any of the shares are purchased.

   We have granted the underwriters the option, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an aggregate of additional Series A Preferred Shares at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option solely to cover unfilled customer orders, if any, in connection with the sale of our Series A Preferred Shares. If the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of our Series A Preferred Shares proportionate to the underwriter's initial amount set forth in the table above.

   The following table summarizes the underwriting discounts and commissions to be paid by us to the underwriters and the expenses payable by us for each share of our Series A Preferred Shares and in total. This information is presented assuming either no exercise or full exercise of the underwriters' option to purchase additional shares of our Series A Preferred Shares.

                                                      Per Series A     Aggregate     Aggregate
                                                     Preferred Share Without Option With Option
                                                     --------------- -------------- -----------
Underwriting discounts and commissions payable by us        $              $             $

   In addition to the underwriting discounts and commissions described above,
we anticipate incurring approximately $   in expenses relating to the offering
of our Series A Preferred Shares. We have also agreed to pay the underwriters a financial advisory fee of $120,000.

   We expect to list the Series A Preferred Shares on the New York Stock Exchange. Trading of the Series A Preferred Shares on the New York Stock Exchange, if listing is approved, is expected to commence within 30 days after initial delivery of the Series A Preferred Shares. The underwriters have advised us that they intend to make a market in the Series A Preferred Shares prior to the commencement of trading on the NYSE. The underwriters will have no obligation to make a market in the Series A Preferred Shares, however, and may cease market-making activities, if commenced, at any time.
   We have been advised by the representatives that the underwriters propose to offer the Series A Preferred Shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain
dealers at that price less a concession not in excess of $   per share. The
underwriters may allow, and
such dealers may re-allow a concession not in excess of $   per share to
certain other dealers. The offering of the Series A Preferred Shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of this offering without notice. The underwriters reserve the right to reject an order for the purchase of Series A Preferred Shares in whole or in part.

   Until the offering of the Series A Preferred Shares is completed, applicable rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase the Series A Preferred Shares. As an exception to these rules, the underwriters may engage in certain transactions that stabilize the price of the Series A Preferred Shares. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of Series A Preferred Shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Series A Preferred Shares while the offering is in progress.

   The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

   These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Series A Preferred Shares. As a result, the price of the Series A Preferred Shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters without notice at any time.

   We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments which the underwriters may be required to make in respect thereof.

   In the ordinary course of business, the underwriters and their affiliates have provided, and may in the future provide, investment banking, financial advisory and other services to us for which they have received, and may in the future receive, customary fees. In addition, an affiliate of SG Cowen Securities Corporation is the lead agent and administrative agent and a lender under our unsecured credit facility and will receive a portion of the proceeds of this offering in repayment of amounts outstanding under our unsecured credit facility.

                                 LEGAL MATTERS

   Sidley Austin Brown & Wood LLP, New York, New York, our counsel, will issue an opinion about the legality of the Series A Preferred Shares. McGuireWoods LLP, Washington, DC, will act as counsel for the underwriters.

                                    EXPERTS

   The consolidated financial statements and schedule of LaSalle Hotel Properties as of December 31, 2000 and 1999 and for the years ended December 31, 2000 and 1999 and for the period from April 29, 1998 (inception) through December 31, 1998 and the financial statements of LaSalle Hotel Lessee, Inc. as of December 31, 2000 and 1999 and for the years ended December 31, 2000 and 1999 and for the period from April 29, 1998 (inception) through December 31, 1998 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   The Securities and Exchange Commission or the SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended:

  .  Annual Report on Form 10-K for the year ended December 31, 2000;

  . Quarterly Report on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001;

  . Current Reports on Form 8-K filed January 25, 2001, September 4, 2001 and February 13, 2002; and

  .  Definitive proxy statements filed March 29, 2001 and April 12, 2001.

   We also incorporate by reference each of the following documents that we file with the SEC after the date of this prospectus supplement but before the end of the Series A Preferred Shares offering:

  .  Reports filed under Sections 13(a) and (c) of the Exchange Act;

  . Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting; and

  .  Any reports filed under Section 15(d) of the Exchange Act.

   You may request a copy of any of the filings, at no cost, by writing or telephoning us at the following address:

      Raymond D. Martz, Vice President of Finance
      LaSalle Hotel Properties
      4800 Montgomery Lane, Suite M25,
      Bethesda, MD 20814
      (301) 941-1516

                      WHERE YOU CAN FIND MORE INFORMATION

   You may read and copy any material that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access our SEC filings over the Internet at the SEC's site at http://www.sec.gov.

                          FORWARD-LOOKING STATEMENTS

   Statements contained in this prospectus supplement and the accompanying prospectus, including the documents that are incorporated by reference, that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Also, when we use any of the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions, we are making forward-looking statements. In part, we have based these forward-looking statements on possible or assumed future results of our operations. These are forward-looking statements and not guaranteed. They are based on our present intentions and on our present expectations and assumptions. These statements, intentions, expectations and assumptions involve risks and uncertainties, some of which are beyond our control, that could cause actual results or events to differ materially from those we anticipate or project. Prospective purchasers should not place undue reliance on these forward-looking statements, as events described or implied in such statements may not occur. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.

                               -----------------

   Our Articles of Amendment and Restatement of Declaration of Trust dated as of April 24, 1998 establishing LaSalle Hotel Properties, a copy of which, together with all amendments thereto, is duly filed in the office of the Department of Assessments and Taxation of the State of Maryland, provides that the name "LaSalle Hotel Properties" refers to the trustees under the Declaration of Trust, as so amended, collectively as trustees, but not individually or personally, and that no trustee, officer, shareholder, employee or agent shall be held to any personal liability, jointly or severally, for any obligation of, or claim against us. All persons dealing with us, in any way, shall look only to our assets for the payment of any sum or the performance of any obligation.

PROSPECTUS

                                 $200,000,000

                           LASALLE HOTEL PROPERTIES

 Common Shares of Beneficial Interest, Common Share Warrants, Preferred Shares
              and Depositary Shares representing Preferred Shares

                               -----------------

   We may offer from time to time up to $200,000,000 of our common shares of beneficial interest, $0.01 par value per share, preferred shares, depositary shares representing interests in our preferred shares, and warrants to purchase common shares or preferred shares. Our common shares are listed on the New York Stock Exchange under the symbol "LHO."

   We may offer the securities at prices and on terms to be set forth in one or more supplements to this prospectus. The securities may be offered directly, through agents on our behalf or through underwriters or dealers.

   The terms of the securities may include limitations on ownership and restrictions on transfer thereof as may be appropriate to preserve our status as a real estate investment trust for United States federal income tax purposes.

   See "Risk Factors" beginning on page 4 of this prospectus for a description of risks that should be considered by purchasers of the securities.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is May 13, 1999.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

   This document (and the documents that are incorporated by reference) contain forward-looking statements that are subject to risks and uncertainties. You are cautioned not to place undue reliance on such statements which only speak as of the date hereof. Forward-looking statements include information concerning possible or assumed future results of our operations, including any forecasts, projections and plans and objectives for future operations. You can identify forward looking statements by the use of forward looking expressions like "may," "will," "should," "expect," "anticipate," "estimate," or "continue" or any negative or other variations on such expressions. Many factors could affect our actual financial results, and could cause actual results to differ materially from those in the forward-looking statements.

   We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not occur.

                           LASALLE HOTEL PROPERTIES

   We were organized on January 15, 1998 and commenced operations upon the completion of our initial public offering on April 29, 1998. We are a real estate investment trust ("REIT") that buys, owns and leases upscale and luxury full service hotels located in convention, resort and major urban business markets. We were formed to own hotels and to continue and expand the hotel investment activities of Jones Lang LaSalle Incorporated ("Jones Lang LaSalle") and its predecessors. We have no employees and our investment advisor, LaSalle Hotel Advisors, Inc. (the "Advisor"), a wholly owned subsidiary of Jones Lang LaSalle, conducts our day to day operations.

   As of March 31, 1999, we owned interests in 12 hotels with an aggregate of 4,110 guest rooms located in nine states. Our hotels target both business and leisure travelers, including groups and those attending meetings and conventions, who prefer a full range of high quality facilities, services and amenities. All of our hotels are managed by independent hotel operators. Our hotels include two LeMeridiens(R), three Marriotts(R), two Radissons(R), two Holiday Inns(R), one Hyatt(R) and two independent hotels.

   Our primary objectives are to:

   . maximize current returns to shareholders through increases in distributable cash flow; and

   . to increase long-term total returns to shareholders through appreciation in the value of our common shares.

   To achieve these objectives, we seek to:

   . invest in or acquire additional hotels on favorable terms; and

   . enhance the return from, and the value of, our hotels and any additional hotels that we may acquire or develop.

   We will seek to achieve revenue growth principally through:

   . acquisitions of full service hotels located in convention, resort and major urban business markets in the United States and abroad, especially upscale and luxury full service hotels in markets where the Advisor perceives strong demand growth or significant barriers to entry;

   . renovations and/or expansions at certain of our hotels; and

   . selective development of hotels, particularly upscale and luxury full service hotels in high demand markets where development economics are favorable.

   We focus on hotels located in convention, resort and major urban business markets. Within these markets we primarily focus on upscale and luxury full service hotels. Full service hotels generally provide a significant array of guest services and offer a full range of meeting and conference facilities and banquet space. Facilities also typically include restaurants and lounge areas, gift shops and recreational facilities, including swimming pools. As a result, full service hotels often generate significant revenue from sources other than guest room revenue.

   We own all our assets and conduct substantially all our business through LaSalle Hotel Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"). We are the general partner of the Operating Partnership and as of March 31, 1999, we owned 82.7% of the outstanding units in the Operating Partnership.

   To enable us to satisfy certain requirements for qualifications as a REIT, neither we nor the Operating Partnership can operate any of the hotels in which we invest. Accordingly, four of our hotels are leased to LaSalle Hotel Lessee, Inc. We own a 9% interest in LaSalle Hotel Lessee, Inc., and together with Jones Lang LaSalle and LPI Charities, a charitable corporation organized under the laws of the state of Illinois, we make all material decisions concerning LaSalle Hotel Lessee, Inc.'s business affairs and operations. Our remaining eight hotels are leased to unaffiliated lessees (affiliates of whom also operate these hotels).

   All of our hotels are leased under participating leases which provide for rent equal to the greater of a base rent or participating rent, which is based on fixed percentages of gross hotel revenues. These leases are designed to allow us to achieve substantial participation in revenue growth at our hotels. We intend to operate as a REIT as defined in the Internal Revenue Code of 1986, as amended (the "Code").

   Our executive offices are located at 1401 Eye Street, NW, Suite 900,Washington, DC 20005 and our telephone number at that location is (202) 222-2600.

                                 RISK FACTORS

   An investment in the securities offered by this prospectus and related prospectus supplement involves various risks.

.. Our Ability to Make Distributions on Our Common Shares Depends Upon the
  Ability of the Lessees to Make Rent Payments Under Our Leases

   Dependence Upon Lessees. Our income is dependent upon rental payments from the lessees of our hotels which in turn depends upon the ability of the lessees to generate sufficient revenues from our hotels in excess of operating expenses. Any failure or delay by the lessees in making rent payments would adversely affect our ability to make distributions to our shareholders. Such failure or delay by the lessees may be caused by reductions in revenue from the hotels or in the net operating income of the lessees or otherwise. In addition, all of the lessees have limited assets. Although failure on the part of a lessee to materially comply with the terms of a lease (including failure to pay rent when due) would give us the right to terminate such lease, repossess the applicable property and enforce the payment obligations under the lease, we would then be required to find another lessee to lease such property. There can be no assurance that we would be able to enforce the payment obligations of the defaulting lessee, find another lessee or, if another lessee were found, that we would be able to enter into a new lease on favorable terms.

.. Our Return on Our Hotels Depends Upon the Ability of the Lessees and the
  Operators to Operate and Manage the Hotels

   Dependence upon Operators. To maintain our status as a REIT, we are unable to operate any of our hotels. As a result, we are unable to directly implement strategic business decisions with respect to the operation and marketing of our hotels, such as decisions with respect to the setting of room rates, repositioning of a hotel, change of franchise and brand affiliation, food and beverage prices and certain similar matters. Although we consult with the lessees and operators with respect to strategic business plans through the Advisor, the lessees and operators are under no obligation to implement any of our recommendations with respect to such matters.

.. Dependence Upon the Advisor

   Dependence Upon the Advisor and potential conflicts therewith. We do not have any employees and are dependent on the Advisor for all strategic business direction, management and administrative services. While the employees of the Advisor devote substantially all of their time and efforts on behalf of LaSalle Hotel Properties, certain employees of the Advisor will allocate a limited portion of their time and efforts to other activities on behalf of Jones Lang LaSalle. In the event that the Advisor does not perform its obligations under the Advisory Agreement or if the Advisory Agreement were to be terminated, we would have no employees to provide such services and no assurance can be given that a satisfactory replacement advisor could be engaged on acceptable terms; the failure to do so could have a material adverse effect on our financial condition or results of operations.

   Our interests and the Advisor's potentially may conflict due to the ongoing relationships between us. Because the timing and amount of incentive and other fees received by the Advisor may be affected by various determinations, including the sale or disposition of properties, the Advisor may have a conflict of interest with respect to such determinations. With respect to the various contractual arrangements between the two entities, the potential exists for disagreement as to the quality of services provided by the Advisor and as to contractual compliance under the Advisory Agreement. The Advisor, Jones Lang LaSalle and any of their affiliates are prohibited from investing in hotels that compete directly or indirectly with LaSalle Hotel Properties, except as provided below:

   . in the case of an affiliate, that is a "registered investment adviser" under the Investment Advisers Act of 1940, as amended, and such affiliate makes such acquisition or gives such advice in the ordinary course of management activities for securities investments;

   . acquires a company or other entity which owns or provides asset management services with respect to competitive hotels, provided that is not a material activity of such company or entity and that such company or entity does not engage in activities relating to additional competitive hotels;

   . invests in debt or debt securities; or

   . is engaged in consulting, development, financing, disposition or facility related services with respect to competitive hotels.

Also, a limited number of hotels advised by Jones Lang LaSalle, or in which Jones Lang LaSalle held an interest on the date of our initial public offering were excluded from this prohibition.

   In addition, our chairman, Stuart L. Scott, also serves as an officer and director of Jones Lang LaSalle and the Advisor. Jon E. Bortz, Michael D. Barnello and Hans S. Weger (who are also officers and directors of the Advisor) also serve as our executive officers. Messrs. Scott, Bortz and Barnello, as well as certain other officers and Trustees of LaSalle Hotel Properties and directors of the Advisor, also own shares (and/or options or other rights to acquire shares) in Jones Lang LaSalle, either directly or indirectly.

.. Our Performance and the Value of Our Common Shares are Subject to Risks
  Associated With the Hotel Industry

   Competition for Guests, Increases in Operating Costs, Dependence on Travel and Economic Conditions Could Affect Our Cash Flow. Our hotels will be subject to all operating risks common to the hotel industry. These risks include:

   . competition for guests from other hotels;

   . increases in operating costs due to inflation and other factors, which may not be offset in the future by increased room rates;

   . dependence on business and leisure travelers, which demand may fluctuate and be seasonal;

   . increases in energy costs, airline fares and other expenses related to travel, which may deter travelling; and

   . adverse effects of general and local economic conditions.

   These factors could adversely affect the ability of the lessees to generate revenues and to make rent payments to us and therefore our ability to make distributions to our shareholders.

   Unexpected Operating Costs Could Adversely Affect Our Cash Flow. Hotels require ongoing renovations and other capital improvements, including periodic replacement or refurbishment of furniture, fixtures and equipment ("FF&E"). Under the terms of our leases, we are obligated to pay the cost of certain capital expenditures at our hotels and to pay for periodic replacement or refurbishment of FF&E. If capital expenditures exceed our expectations, there can be no assurance that sufficient sources of financing will be available to fund such expenditures. The additional cost of such expenditures could have an adverse effect on cash available for distribution. In addition, we may acquire hotels in the future that require significant renovation. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other hotels.

   Conditions of Franchise Agreements and Brand Licensing Agreements Could Adversely Affect Us. Two of our hotels are subject to franchise agreements and seven are subject to brand licensing agreements. In addition, hotels in which we invest subsequently may be operated pursuant to franchise and brand agreements. The continuation of such franchise or brand agreements is subject to specified operating standards and other terms and conditions. Licensors typically inspect licensed properties periodically to confirm adherence to operating standards. Action or inaction on our part or by any of the lessees or the operators could result in a breach of such standards or other terms and conditions of the franchise or brand licenses and could result in the loss or cancellation of a franchise or brand license. It is possible that a licensor could condition the continuation of a franchise or brand license on the completion of capital improvements which our Board of Trustees determines are too expensive or otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, our Board of Trustees may elect to allow the franchise or brand license to lapse. In any case, if a license is terminated, LaSalle Hotel Properties and the lessee may seek to obtain a suitable replacement license or to operate the hotel independent of a franchise or brand license. The loss of a franchise or brand license could have a material adverse effect upon the operations or the underlying value of the hotel covered by the license because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the licensor, or due to any penalties payable upon early termination of a license.

.. Covenants Under Our Credit Facility and Absence of Limitations on
  Indebtedness Could Adversely Affect Our Financial Condition

   Currently we have a policy of incurring debt only if upon such incurrence our total funded indebtedness would not exceed 50% of "Aggregate Asset Value." For purposes of this policy, Aggregate Asset Value is defined as the sum of (a) the EBITDA for the preceding four quarters (reduced by the applicable FF&E reserves for the relevant period) of hotels that we owned for more than four quarters times 10, and (b) the investment amount (which shall include the purchase price, including assumed indebtedness, and all acquisition costs) for all hotels owned for less than four quarters and 95% of all capital expenditures with respect to such hotels,. As of December 31, 1998, this Ratio was 37.3%.

   Requirements of Our Credit Facility could adversely affect our financial condition and our ability to make distributions. We have obtained a senior unsecured credit facility from Societe Generale, Southwest Agency and Bank of Montreal, which provides for a maximum borrowing amount of up to $235 million (the "Credit Facility"), which matures on April 30, 2001. There can be no assurance that we will be able to renew the Credit Facility upon maturity or that if renewed, the terms will not be less favorable. At March 31, 1999 $169.2 million was outstanding under the Credit Facility. Borrowings under the Credit Facility bear interest at floating rates equal to LIBOR plus an applicable margin or an "Adjusted Base Rate" plus an applicable margin, at our election. At March 31, 1999 the weighted average interest rate was approximately 6.7% for LIBOR borrowings. We did not have any Adjusted Base Rate borrowings outstanding at March 31, 1999.

   Our ability to borrow under the Credit Facility is subject to certain financial covenants, including covenants relating to limitations on unsecured and secured borrowings, minimum interest and fixed charge coverage ratios and a minimum equity value. We rely on borrowings under the Credit Facility to finance acquisitions, capital improvements, working capital and general corporate purposes and, if we are unable to borrow under the Credit Facility, it could adversely affect our financial condition. The Credit Facility also contains a financial covenant limiting the amount of distributions that we may make to holders of our common shares during any fiscal quarter.

   Although we presently are in compliance with the covenants under the Credit Facility, there is no assurance that we will continue to be in compliance or that we will be able to service our indebtedness or pay distributions to our shareholders.

   As described above, our Credit Facility contains financial covenants which limit the ability of the Operating Partnership to incur additional indebtedness. However, our organizational documents do not contain any limitation on the amount of indebtedness we may incur. Accordingly, our Board of Trustees could alter or eliminate this policy and would do so, for example, if it were necessary in order for us to continue to qualify as a REIT. If this policy were changed, we could become more highly leveraged, resulting in higher interest payments that could adversely affect the ability to pay distributions to our shareholders and could increase the risk of default on the Operating Partnership's existing indebtedness.

.. Our Performance and Value are Subject to Real Estate Industry Conditions

   Because Real Estate Investments are Illiquid, We May Not Be Able to Sell Properties When Appropriate. Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to economic or other conditions. In addition, provisions of the Code limit a REIT's ability to sell properties in some situations when it may be economically advantageous to do so, thereby adversely affecting returns to our shareholders.

   Liability for Environmental Matters Could Adversely Affect Our Financial Condition. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at a property. An owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in the property. These laws often impose such liability without regard to whether the owner knew of, or caused, the presence of the contaminants. Clean-up costs and the owner's liability generally are not limited under the enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of or the failure to properly remediate the substances may adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the clean-up costs of the substances at a disposal or treatment facility, whether or not such facility is owned or operated by the person. Even if more than one person was responsible for the contamination, each person covered by the environmental laws may be held responsible for the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site.

   Environmental laws also govern the presence, maintenance and removal of asbestos-containing materials ("ACMs"). These laws impose liability for release of ACMs into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, management and development of real properties, we may be considered an owner or operator of properties containing ACMs. Having arranged for the disposal or treatment of contaminants we may be potentially liable for removal, remediation and other costs, including governmental fines and injuries to persons and property.

   Certain Leases and Rights of First Refusal may Constrain Us from Acting in the Best Interests of Shareholders. The Le Meridien New Orleans hotel and the San Diego Paradise Point Resort are each subject to ground leases with a third party lessor. Any proposed sale of the LeMeridien New Orleans hotel or the San Diego Paradise Point Resort by the Operating Partnership or any proposed assignment of the Operating Partnership's leasehold interest in either of the ground leases will require the consent of the third party lessor. As a result, LaSalle Hotel Properties and the Operating Partnership may not be able to sell, assign, transfer or convey the Operating Partnership's interest in the Le Meridien New Orleans hotel or the San Diego Paradise Point Resort without the consent of such third party lessor, even if such transactions may be in the best interests of our shareholders. The Le Meridien New Orleans is also subject to an air space lease with the City of New Orleans with respect to the balconies located at the hotel. As a result, LaSalle Hotel Properties and the Operating Partnership may not be able to sell, assign, transfer or convey the Operating Partnership's interest in the Le Meridien New Orleans hotel without the consent of the City of New Orleans. Le Meridien Dallas is subject to a right of first refusal in favor of the owner of the balance of the condominium units. In addition, we will be subject to certain rights of first refusal with respect to the following hotels: Radisson Hotel South and Plaza Tower, Marriott Seaview Resort and LaGuardia Airport Marriott.

   The Costs of Compliance with the Americans with Disabilities Act Could Adversely Affect Our Cash Flow. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain Federal requirements related to access and use by disabled persons. A determination that we are not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. If we were required to make modifications to comply with the ADA, our ability to make expected distributions to our shareholders could be adversely affected.

.. Failure to qualify as a REIT would be costly

   We have operated (and intend to operate) so as to qualify as a REIT under the Code beginning with our taxable year ended December 31, 1998. Although our management believes that we are organized and operated in a manner to so qualify, no assurance can be given that we will qualify or remain qualified as a REIT.

   If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, we also will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. This treatment would significantly reduce net earnings available to service indebtedness, make investments or pay distributions to shareholders because of the additional tax liability to us for the years involved. Also, we would not then be required to pay distributions to our shareholders.

.. The Ability of Our Shareholders to Effect a Change in Control is Limited

   Potential Anti-Takeover Effect of Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws. Certain provisions of Maryland law and of our Articles of Amendment and Restatement of Declaration of Trust (the "Declaration of Trust ") and Bylaws may have the effect of discouraging a third party from making an acquisition proposal for LaSalle Hotel Properties and could delay, defer or prevent a transaction or a change in control of LaSalle Hotel Properties under circumstances that could give the holders of common shares the opportunity to realize a premium over the then prevailing market price of the common shares. Such provisions include the following:

   Share Ownership Limit in Our Declaration of Trust Could Inhibit Changes in Control. In order for us to maintain our qualification as a REIT under the Code, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of our taxable year. Furthermore, if any person were to own actually or constructively more than 10% in value of our shares, and, at the same time, to own actually or constructively 10% or more of the shares of a corporate lessee, or a 10% or greater interest in the assets or profits of a noncorporate lessee, then the lessee could become a related party tenant, which could result in loss of our REIT status. For the purpose of preserving our REIT qualification, among other reasons, our Declaration of Trust prohibits direct or indirect ownership (taking into account applicable ownership provisions of the Code) of more than 9.8% of any class of our outstanding shares by any person (the "Ownership Limitation"). Generally, the shares owned by affiliated owners will be aggregated for purposes of the Ownership Limitation. Although our Board of Trustees presently has no intention of doing so, the Board of Trustees could waive these restrictions if evidence satisfactory to the Board of Trustees and the our tax counsel were presented that the changes in ownership would not then or in the future jeopardize our status as a REIT and the Board of Trustees otherwise decided such action would be in our best interests. Shares acquired or transferred in breach of the limitation will be automatically transferred to a trust for the exclusive benefit of one or more charitable organizations and the purchaser-transferee shall not be entitled to vote or to participate in dividends or other distributions. In addition, shares acquired or transferred in breach of the limitation may be purchased from such trust by us for the lesser of the price paid and the average closing price for the ten trading days immediately preceding redemption. A transfer of shares to a person who, as a result of the transfer, violates the Ownership Limitation will be void.

   The Ownership Limitation could have the effect of delaying, deferring or preventing a transaction or a change in control of LaSalle Hotel Properties in which holders of some, or a majority, of the shares might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

   Potential Effects of Staggered Board Could Inhibit Changes in Control. Our Board of Trustees is divided into three classes of trustees. The initial terms of the first, second and third classes will expire in 1999, 2000 and

2001, respectively. Trustees of each class will be chosen for three year terms upon the expiration of the current class terms, and, beginning in 1999 and each year thereafter, one class of trustees will be elected by the shareholders. A trustee may be removed, with or without cause, by the affirmative vote of the majority of the votes entitled to be cast for the election of trustees, which majority vote may have the effect of delaying, deferring or preventing a change of control of LaSalle Hotel Properties. The staggered terms of trustees may reduce the possibility of a tender offer or an attempt to change control of LaSalle Hotel Properties even though a tender offer or change in control might be in the best interests of the shareholders.

   Issuances of Preferred Shares Could Inhibit Changes in Control. Our Declaration of Trust authorizes our Board of Trustees to issue up to 20 million preferred shares, to reclassify unissued shares, and to establish the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption for each such class or series of any preferred shares issued. As of March 31, 1999, we had no preferred shares outstanding.

   Certain Provisions of Maryland Law Could Inhibit Changes in Control. The Maryland General Corporation Law (the "Maryland Law") establishes special requirements for "business combinations" between a Maryland corporation, including a Maryland REIT such as LaSalle Hotel Properties, and "interested shareholders" unless exemptions are applicable. An interested shareholder is any person who beneficially owns ten percent or more of the voting power of our then-outstanding voting stock. Among other things, Maryland Law prohibits, for a period of five years, a merger or other similar transactions between us and an interested shareholder, unless the Board of Trustees approved the transaction prior to the party becoming an interested shareholder. The five-year period runs from the most recent date on which the interested shareholder became an interested shareholder. The law also requires a supermajority shareholder vote for such transactions after the end of the five-year period. This means that the transaction must be approved by at least:

   . 80% of the votes entitled to be cast by holders of outstanding voting shares; and

   . 66% of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested shareholder with whom the business combination is to be effected.

   The business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our shareholders' best interests.

   Effect of Maryland Control Share Acquisition Statute. Maryland Law provides that "control shares" of a Maryland corporation, including a Maryland REIT such as LaSalle Hotel Properties, acquired in a "control share acquisition" have no voting rights except to the extent approved by a shareholder vote. Two-thirds of the shares eligible to vote must vote in favor of granting the "control shares" voting rights. "Control shares" are shares of stock that, taken together with all other shares of stock the acquiror previously acquired, would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority. Control shares do not include shares of stock the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

   If a person who has made (or proposes to make) a control share acquisition satisfies certain conditions (including agreeing to pay expenses), he may compel the Board of Directors to call a special meeting of shareholders to be held within 50 days to consider the voting rights of the shares. If such a person makes no request for a meeting, we have the option to present the question at any shareholders' meeting.

   If voting rights are not approved at a meeting of shareholders then we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. We will determine the fair value of the shares, without regard to voting rights, as of the date of either:

   . the last control share acquisition; or

   . any meeting where shareholders considered and did not approve voting rights of the control shares.

    If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other shareholders may exercise appraisal rights. This means that you would be able to redeem your stock back to us for fair value. Under Maryland law, the fair value may not be less than the highest price per share paid in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of dissenters' rights would not apply in the context of a control share acquisition.

   The control share acquisition statute would not apply to shares acquired in a merger, consolidation, or share exchange if we were a party to the transaction.

   Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any persons of our shares. There can be no assurance that such provision will not be amended or eliminated at any point in the future. If the foregoing exemption in our Bylaws is rescinded, the control share acquisition statute could have the effect of delaying, deferring, preventing or otherwise discouraging offers to acquire LaSalle Hotel Properties and of increasing the difficulty of consummating any such offer.

   Approval of Unitholders Required for Certain Business Combinations. The Partnership Agreement provides that we may not generally engage in any merger, consolidation or other combination with or into another person or sale of all or substantially all of our assets, or any reclassification, or any recapitalization or change of outstanding common shares (a "Business Combination"), unless the holders of units will receive, or have the opportunity to receive, the same consideration per unit as holders of common shares receive per common share in the transaction; if holders of units will not be treated in such manner in connection with a proposed Business Combination, we may not engage in such transaction unless unitholders holding more than 50% of the units vote to approve the Business Combination. In addition, as provided in the Partnership Agreement, we will not consummate a Business Combination with respect to which we conducted a vote of the shareholders unless the matter would have been approved had holders of units been able to vote together with the shareholders on the transaction. The foregoing provisions of the Partnership Agreement would under no circumstances enable or require us to engage in a Business Combination which required the approval of our shareholders if our shareholders did not in fact give the requisite approval. Rather, if our shareholders did approve a Business Combination, we would not consummate the transaction unless (i) we as general partner first conduct a vote of unitholders (including us) on the matter, (ii) we vote the units held by us in the same proportion as our shareholders voted on the matter at the shareholder vote, and (iii) the result of such vote of the unitholders (including our proportionate vote of units) is that had such vote been a vote of shareholders, the Business Combination would have been approved by the shareholders. As a result of these provisions of the Partnership Agreement, a third party may be inhibited from making an acquisition proposal that it would otherwise make, or we, despite having the requisite authority under our Declaration of Trust, may not be authorized to engage in a proposed Business Combination.

.. Property Ownership Through Partnerships and Joint Ventures Could Limit Our
  Control of those Investments

   Partnership or joint venture investments may involve risks not otherwise present for investments made solely by us, including the possibility that our partners or co-venturer might become bankrupt, that our partners or co-venturer might at any time have different interests or goals than we do, and that our partners or co-venturer may take action contrary to our instructions, requests, policies or objectives, including our policy with respect to maintaining our qualification as a REIT. Other risks of joint venture investments include impasse on decisions, such as a sale, because neither our partner or co-venturer nor us would have full control over the partnership or joint venture. There is no limitation under our organizational documents as to the amount of funds that may be invested in partnerships or joint ventures.

.. Tax Consequences Upon a Sale or Refinancing of Properties May Result in
  Conflicts of Interest for LaSalle Hotel Properties and Jones Lang LaSalle

   Holders of units of limited partnership of the Operating Partnership or co-owners of properties not owned entirely by us may suffer different and more adverse tax consequences than we will upon the sale or refinancing of our properties. We may have different objectives from these co-owners and holders of limited partnership units regarding the appropriate pricing and timing of any sale or refinancing of these properties. While LaSalle Hotel Properties, as the sole general partner of the Operating Partnership, has the exclusive authority as to whether and on what terms to sell or refinance each property owned solely by the Operating Partnership, the trustees and officers of LaSalle Hotel Properties who have interests in limited partnership units may seek to influence us not to sell or refinance the properties, even though such a sale might otherwise be financially advantageous to us, or may seek to influence us to refinance a property with a higher level of debt.

   Policies with respect to conflicts of interest may not be successful. We have adopted policies designed to eliminate or minimize conflicts of interest. These policies include the approval of all transactions in which trustees or officers of LaSalle Hotel Properties have a conflicting interest by a majority of the trustees who are neither officers nor affiliated with us. These policies do not prohibit sales of assets to or from affiliates, but would require the sales to be approved by the independent trustees of LaSalle Hotel Properties. However, there is no assurance that these policies will be successful and, if they are not successful, decisions could be made that might fail to reflect fully the interests of all of our shareholders.

.. Risk of Impact of Year 2000 Issue on Our Operations and Financial Results

   The "Year 2000 Issue" is the result of computer programs and systems having been designed and developed to use two digits, rather than four, to define the applicable year. As a result, these computer programs and systems may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, pay invoices or engage in similar normal business activities.

   Our year 2000 project is estimated to be completed not later than September 30, 1999, which is prior to any anticipated impact on our operating systems. Additionally, we have received assurances from our contractors that all of our building management and mechanical systems are currently year 2000 ready or will be ready prior to any impact on those systems. However, we cannot guarantee that all contractors will comply with their assurances and therefore we may not be able to determine year 2000 readiness of those contractors. At that time, we will determine the extent to which we will be able to replace non compliant contractors. We believe that with modifications to existing software and conversion to new software, the year 2000 issue will not pose significant operational problems for our computer systems. However, if modifications and conversions are not made, or are not completed timely, the year 2000 issue could have a material impact on our operations.

   To date, we have expended less than $0.1 million and expect to expend an additional $0.2 million in connection with upgrading building management, mechanical and computer systems. The costs of the project and the date on which we believe we will complete the year 2000 modifications are based on our management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause material differences include, but are not limited to the availability and costs of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information we file at the SEC's public reference rooms located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

   We have filed a Registration Statement on Form S-3, of which this prospectus is a part, to register the securities with the SEC. As allowed by SEC rules, this Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

   The SEC allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus. This Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

SEC Filings (File No. 1-14045)     Period
------------------------------     ------
Annual Report on Form 10-K........ Year ended December 31, 1998
Registration Statement on Form 8-A Filed April 21, 1998

   Any documents which we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this Prospectus but before the end of any offering of securities made under this Prospectus will also be considered to be incorporated by reference.

   If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Written requests should be addressed to LaSalle Hotel Properties, 1401 Eye Street, NW, Suite 900, Washington, DC 20005, Attn: Raymond D. Martz, Director of Finance. Oral requests should be made to Mr. Martz at (202) 222-2600.

                                USE OF PROCEEDS

   Unless otherwise specified in the applicable prospectus supplement, the net proceeds to us, from the sale of the securities offered by the applicable prospectus supplement will be used for the repayment of existing indebtedness, the development or acquisition of additional hotel properties as suitable opportunities arise and the renovation, expansion and improvement of our existing hotel properties, in each case, as described in detail in the prospectus supplement depending on the circumstances at the time of the related offering, and for other general corporate purposes.

                         DESCRIPTION OF COMMON SHARES

General

   Under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Maryland REIT Law"), a shareholder is not personally liable for our obligations solely as a result of being a shareholder. Our Declaration of Trust provides that no shareholder shall be liable for any debt or obligation of ours by reason of being a shareholder nor shall any shareholder be subject to any personal liability in tort, contract or otherwise to any person in connection with our property or affairs by reason of being a shareholder. Our Bylaws further provide that we shall indemnify each present or former shareholder against any claim or liability to which the shareholder may become subject by reason of being or having been a shareholder and that we shall reimburse each shareholder for all reasonable expenses incurred by him or her in connection with any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by us. Inasmuch as we carry public liability insurance which we consider adequate, any risk of personal liability to shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

   Our Declaration of Trust provides that we may issue 100 million common shares of beneficial interest, par value $0.01 per share. In addition, units of limited partnership interest in the Operating Partnership may be redeemed for cash or, at our option, common shares on a one-for-one basis. On March 31, 1999, there were 15,240,563 common shares outstanding.

   All of the common shares offered hereby have been duly authorized and will be fully paid and nonassessable. Subject to the preferential rights of any other shares of beneficial interest and to the provisions of our Declaration of Trust regarding restrictions on transfers of shares of beneficial interest, holders of common shares are entitled to receive distributions if, as and when authorized and declared by our Board of Trustees out of assets legally available therefor and to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all our known debts and liabilities.

   Subject to the provisions of our Declaration of Trust regarding restrictions on transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of common shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election and the holders of the remaining shares of beneficial interest, if any, will not be able to elect any trustees.

   Holders of common shares have no preferences, conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of LaSalle Hotel Properties. Subject to the exchange provisions of our Declaration of Trust regarding restrictions on transfer, common shares have equal distribution, liquidation and other rights.

Certain Provisions of the Declaration of Trust

   Pursuant to the Maryland REIT Law, a Maryland real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust's declaration of trust. Our Declaration of Trust provides that the Board of Trustees, with the approval of a majority of the votes entitled to be cast at a meeting of shareholders, may amend our Declaration of Trust from time to time to increase or decrease the aggregate number of shares or the number of shares of any class that we have the authority to issue. Our Declaration of Trust also provides that a merger transaction or termination of the trust must be approved, at a meeting of the shareholders called for that purpose, by the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of all the votes entitled to be cast on the matter. Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law without the affirmative vote of the shareholders. Our Declaration of Trust permits such action by our Board of Trustees.

   Our Board of Trustees is divided into three classes of trustees, serving staggered three year terms. At each annual meeting of shareholders, the class of trustees to be elected at the meeting will be elected for a three-year term and the trustees in the other two classes will continue in office. We believe that classified trustees will help to assure the continuity and stability of our Board of Trustees and our business strategies and policies as determined by our Board of Trustees. The use of a staggered board may delay or defer a change in control of LaSalle Hotel Properties or removal of incumbent management.

Restrictions on Ownership

   In order to qualify as a REIT under the Code, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). To satisfy the above ownership requirements and certain other requirements for qualification as a REIT, our Board of Trustees has adopted, and our shareholders prior to the IPO approved, a provision in our Declaration of Trust restricting the ownership or acquisition of common shares. See "Restrictions on Ownership of Capital Shares."

Transfer Agent and Registrar

   The transfer agent and registrar for our common shares is Harris Trust and Savings Bank.

                        DESCRIPTION OF PREFERRED SHARES

General

   Our Declaration of Trust provides that we may issue up to 20 million preferred shares, $.01 par value per share. On March 31, 1999 there were no preferred shares outstanding.

   The statements made hereunder relating to the preferred shares are summaries of the anticipated material terms thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the applicable provisions of our Declaration of Trust and Bylaws and any applicable articles supplementary to our Declaration of Trust designating terms of a series of preferred shares (a "Designating Amendment").

   The issuance of preferred shares could adversely affect the voting power, dividend rights and other rights of holders of common shares. Although our Board of Trustees has no intention at the present time, it could establish a series of preferred shares that could, depending on the terms of the series, delay, defer or prevent a transaction or a change in control of LaSalle Hotel Properties that might involve a premium price for the common shares or otherwise be in the best interest of the holders thereof. Management believes that the availability of preferred shares will provide us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

Terms

   Subject to the limitations prescribed by our Declaration of Trust, our Board of Trustees is authorized to fix the number of shares constituting each series of preferred shares and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of our Board of Trustees. The preferred shares will, when issued, be fully paid and nonassessable and will have no preemptive rights.

   Reference is made to the prospectus supplement relating to the series of preferred shares offered thereby for the specific terms thereof, including:

   . The title and stated value of the preferred shares;

   . The number of preferred shares, the liquidation preference per preferred share and the offering price of the preferred shares;

   . The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred shares;

   . The date from which dividends on the preferred shares shall accumulate, if applicable;

   . The procedures for any auction and remarketing, if any, for the preferred shares;

   . The provision for a sinking fund, if any, for the preferred shares;

   . The provisions for redemption, if applicable, of the preferred shares;

   . Any listing of the preferred shares on any securities exchange;

   . The terms and conditions, if applicable, upon which the preferred shares may or will be convertible into our common shares, including the conversion price or manner of calculation thereof;

   . The relative ranking and preferences of the preferred shares as to dividend rights and rights upon our liquidation, dissolution or winding up of our affairs;

   . Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT;

   . A discussion of material federal income tax considerations applicable to the preferred shares; and

   . Any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.

Rank

   Unless otherwise specified in the applicable prospectus supplement, the preferred shares will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

      (1) senior to our common shares and to all classes or series of equity securities issued by us the terms of which provide that the equity securities shall rank junior to the preferred shares;

      (2) on a parity with all classes or series of equity securities issued by us, other than those referred to in clauses (1) and (3); and

      (3) junior to all classes or series of equity securities issued by us which the terms of the preferred shares provide will rank senior to it. The term "equity securities" does not include convertible debt securities.

Dividends

   Unless otherwise specified in the applicable prospectus supplement, the preferred shares will have the rights with respect to payment of dividends set forth below.

   Holders of the preferred shares of each series will be entitled to receive, when, as and if declared by our Board of Trustees, out of assets legally available for payment, cash dividends in the amounts and on the dates as will be set forth in, or pursuant to, the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on our share transfer books on the record dates as shall be fixed by our Board of Trustees.

   Dividends on any series of preferred shares may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our Board of Trustees fails to declare a dividend payable on a dividend payment date on any series of preferred shares for which dividends are non-cumulative, then the holders of the series of preferred shares will have no right to receive a dividend in respect of the related dividend period and we will have no obligation to pay the dividend accrued for the period, whether or not dividends on the series of preferred shares are declared payable on any future dividend payment date.

   If preferred shares of any series are outstanding, no full dividends will be declared or paid or set apart for payment on any of our capital shares of any other series ranking, as to dividends, on a parity with or junior to the preferred shares of the series for any period unless:

   . if the series of preferred shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment for all past dividend periods and the then current dividend period; or

   . if the series of preferred shares do not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment on the preferred shares of the series.

   When dividends are not paid in full (or a sum sufficient for the full payment is not so set apart) on preferred shares of any series and the shares of any other series of preferred shares ranking on a parity as to dividends with the preferred shares of the series, all dividends declared upon preferred shares of the series and any other series of preferred shares ranking on a parity as to dividends with the preferred shares shall be declared pro rata so that the amount of dividends declared per preferred share of the series and the other series of preferred shares shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred shares of the series and the other series of preferred shares (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred shares do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred shares of the series which may be in arrears.

   Except as provided in the immediately preceding paragraph, unless (1) if the series of preferred shares has a cumulative dividend, full cumulative dividends on the preferred shares of the series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (2) if the series of preferred shares does not have a cumulative dividend, full dividends on the preferred shares of the series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in common shares or other capital shares ranking junior to the preferred shares of the series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the common shares, or any other of the capital shares of LaSalle Hotel Properties ranking junior to or on a parity with the preferred shares of the series as to dividends or upon liquidation, nor shall any shares of common shares, or any other capital shares of LaSalle Hotel Properties ranking junior to or on a parity with the preferred shares of the series as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares) by LaSalle Hotel Properties except:

      1. by conversion into or exchange for other capital shares of LaSalle Hotel Properties ranking junior to the preferred shares of the series as to dividends and upon liquidation; or

      2. redemption's for the purpose of preserving our status as a REIT.

Redemption

   If so provided in the applicable prospectus supplement, the preferred shares will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the prospectus supplement.

   The prospectus supplement relating to a series of preferred shares that is subject to mandatory redemption will specify the number of preferred shares that we will redeem in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon (which shall not, if the preferred shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of the issuance of our capital shares, the terms of the preferred shares may provide that, if no capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares shall automatically and mandatorily be converted into the applicable capital shares of LaSalle Hotel Properties pursuant to conversion provisions specified in the applicable prospectus supplement.

   Notwithstanding the foregoing, unless (1) if the series of preferred shares has a cumulative dividend, full cumulative dividends on all shares of any series of preferred shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and
(2) if the series of preferred shares does not have a cumulative dividend, full dividends on the preferred shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of preferred shares shall be redeemed unless all outstanding preferred shares of the series is simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred shares of the series to preserve our status as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of the series. In addition, unless (1) if the series of preferred shares has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of preferred shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (2) if the series of preferred shares do not have a cumulative dividend, full dividends on the preferred shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, we shall not purchase or otherwise acquire, directly or indirectly, any preferred shares of the series (except by conversion into or exchange for our capital shares ranking junior to the preferred shares of the series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred shares of the series to preserve our status as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of the series.

   If fewer than all of the outstanding preferred shares of any series are to be redeemed, the number of shares to be redeemed will be determined by us and the shares may be redeemed pro rata from the holders of record of the shares in proportion to the number of the shares held or for which redemption is requested by the holder (with adjustments to avoid redemption of fractional shares) or by lot or in any other reasonable manner.

   Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred shares of any series to be redeemed at the address shown on the share transfer books. Each notice shall state:

   . the redemption date;

   . the number of shares and series of the preferred shares to be redeemed;

   . the redemption price;

   . the place or places where certificates for the preferred shares are to be surrendered for payment of the redemption price;

   . that dividends on the shares to be redeemed will cease to accumulate on the redemption date; and

   . the date upon which the holder's conversion rights, if any, as to the shares shall terminate.

   If fewer than all the preferred shares of any series are to be redeemed, the notice mailed to each holder thereof shall also specify the number of preferred shares to be redeemed from each holder. If notice of redemption of any preferred shares has been given and if the funds necessary for redemption have been set aside by LaSalle Hotel Properties in trust for the benefit of the holders of any preferred shares so called for redemption, then from and after the redemption date dividends will cease to accumulate on the preferred shares, and all rights of the holders of the preferred shares will terminate, except the right to receive the redemption price.

Liquidation Preference

   Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs (referred to herein as a "liquidation"), before any distribution or payment shall be made to the holders of our common shares or any other class or series of our capital shares ranking junior to the preferred shares of the series in the distribution of assets upon any liquidation, dissolution or winding up of LaSalle Hotel Properties, the holders of the preferred shares shall be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accumulated and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no rights or claim to any remaining assets. In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred shares of the series and the corresponding amounts payable on all shares of other classes or series of our capital shares ranking on a parity with the preferred shares in the distribution of assets, then the holders of the preferred shares and all other classes or series of capital shares shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

   The consolidation or merger of LaSalle Hotel Properties with or into any other entity, or the merger of another entity with or into LaSalle Hotel Properties, or a statutory share exchange by LaSalle Hotel Properties, or the sale, lease or conveyance of all or substantially all of the property or business of LaSalle Hotel Properties, shall not be deemed to constitute a liquidation, dissolution or winding up of LaSalle Hotel Properties.

Voting Rights

   Holders of the preferred shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

   Whenever dividends on any series of preferred shares shall be in arrears for six or more quarterly periods, the holders of the preferred shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of LaSalle Hotel Properties at a special meeting called by the holders of record of at least ten percent (10%) of any series of preferred shares so in arrears, unless the request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders, or at the next annual meeting of shareholders, and at each subsequent annual meeting until (i) if the series of preferred shares has a cumulative dividend, all dividends accumulated on the preferred shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if the series of preferred shares does not have a cumulative dividend, four quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In these cases, the entire Board of Trustees of LaSalle Hotel Properties will be increased by two trustees.

   Unless provided otherwise for any series of preferred shares, so long as any preferred shares remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the preferred shares of the series outstanding at the time, given in person or by proxy, either in writing or at a meeting (the series voting separately as a class):

      (1) authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking senior to the preferred shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of LaSalle Hotel Properties, or reclassify any authorized capital shares of LaSalle Hotel Properties into preferred shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares; or

      (2) amend, alter or repeal the provisions of our Declaration of Trust or the Articles Supplementary for the series of preferred shares, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the series of preferred shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (2) above, so long as the series of preferred shares remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event LaSalle Hotel Properties may not be the surviving entity, the occurrence of any Event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of the series of preferred shares; and provided, further, that (x) any increase in the amount of the authorized preferred shares or the creation or issuance of any other series of preferred shares, or (y) any increase in the amount of authorized shares of the series of preferred shares or any other series of preferred shares, in each case ranking on a parity with or junior to the preferred shares of the series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of LaSalle Hotel Properties, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers.

   The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote or consent would otherwise be required shall be effected, all outstanding shares of the series of preferred shares shall have been converted, redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect the redemption.

Conversion Rights

   The terms and conditions, if any, upon which any series of preferred shares are convertible into common shares will be set forth in the applicable prospectus supplement. The terms will include the number of common shares into which the preferred shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred shares, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred shares.

Shareholder Liability

   As discussed above under "Description of Common Shares--General," under the Maryland REIT Law, a shareholder, including holders of preferred shares, is not personally liable for the obligations of the Company solely as a result of his status as a shareholder. Our Declaration of Trust provides that no shareholder shall be liable for any debt or obligation of ours by reason of being a shareholder nor shall any shareholder be subject to any personal liability in tort, contract or otherwise to any person in connection with our property or affairs by reason of being a shareholder. Our Bylaws further provide that we shall indemnify each present or former shareholder against any claim or liability to which the shareholder may become subject by reason of being or having been a shareholder and that we shall reimburse each shareholder for all reasonable expenses incurred by him or her in connection with any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by us. Inasmuch as we carry public liability insurance which we consider adequate, any risk of personal liability to shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

Restrictions on Ownership

   As discussed below under "Restrictions on Ownership of Capital Shares," in order for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Therefore, the Articles Supplementary for each series of preferred shares may contain provisions restricting the ownership and transfer of the preferred shares. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred shares.

Registrar and Transfer Agent

   Unless otherwise specified in the applicable prospectus supplement, the registrar and transfer agent for the preferred shares will be Harris Trust and Savings Bank.

                       DESCRIPTION OF DEPOSITARY SHARES

General

   We may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest or a share of a particular series of a class of preferred shares, as specified in the applicable prospectus supplement. Preferred shares of each series of each class represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among LaSalle Hotel Properties, the depositary named therein (the depositary or its successor, the "Preferred Share Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of the particular series of a class of preferred shares represented by the Depositary Shares evidenced by the Depositary Receipt, to all the rights and preferences of the preferred shares represented by the Depositary Shares, including dividend, voting, conversion, redemption and liquidation rights.

   The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the preferred shares by us to the Preferred Share Depositary, we will cause the Preferred Share Depositary to issue, on our behalf, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from us upon request.

Dividends and Other Distributions

   The Preferred Share Depositary will distribute all cash dividends or other cash distributions received in respect of the preferred shares to the record holders of the Depositary Receipts evidencing the related Depositary Shares in proportion to the number of the Depositary Receipts owned by the holder, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Share Depositary.

   In the event of a distribution other than in cash, the Preferred Share Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Share Depositary, unless the Preferred Share Depositary determines that it is not feasible to make the distribution, in which case the Preferred Share Depositary may, with our approval, sell the property and distribute the net proceeds from the sale to holders.

Withdrawal of Shares

   Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Share Depositary (unless the related Depositary Shares have previously been called for redemption), the holders thereof will be entitled to delivery at the office, to or upon the holder's order, of the number of whole or fractional preferred shares and any money or other property represented by the Depositary Shares evidenced by the Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related preferred shares on the basis of the proportion of preferred shares represented by each Depositary Share as specified in the applicable prospectus supplement, but holders of the preferred shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of preferred shares to be withdrawn, the Preferred Share Depositary will deliver to the holder at the same time a new Depositary Receipt evidencing the excess number of Depositary Shares.

Redemption of Depositary Shares

   Whenever we redeem preferred shares held by the Preferred Share Depositary, the Preferred Share Depositary will redeem as of the same redemption date the number of Depositary Shares representing the preferred shares so redeemed, provided we shall have paid in full to the Preferred Share Depositary the redemption price of the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the preferred shares. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Preferred Share Depositary by lot.

   After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon redemption and any money or other property to which the holders of the Depositary Receipts were entitled upon redemption upon surrender thereof to the Preferred Share Depositary.

Voting of the Underlying Preferred Shares

   Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the Preferred Share Depositary will mail the information contained in the notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent the preferred shares. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the preferred shares) will be entitled to instruct the Preferred Share Depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by the holder's Depositary Shares. The Preferred Share Depositary will vote the amount of preferred shares represented by the Depositary Shares in accordance with the instructions, and we will agree to take all reasonable action which may be deemed necessary by the Preferred Share Depositary in order to enable the Preferred Share Depositary to do so. The Preferred Share Depositary will abstain from voting the amount of preferred shares represented by the Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing the Depositary Shares.

Liquidation Preference

   In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, each holder of a Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the Depositary Share evidenced by the Depositary Receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Shares

   The Depositary Shares, as such, are not convertible into common shares or any other securities or property of ours. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Share Depositary with written instructions to the Preferred Share Depositary to instruct us to cause conversion of the preferred shares represented by the Depositary Shares evidenced by Depositary Receipts into whole common shares, other preferred shares of ours or other capital shares of ours, and we have agreed that upon receipt of instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred shares to effect the conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not to be converted. No fractional common shares will be issued upon conversion, and if the conversion will result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of the common shares on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

   The form of Depositary Receipt evidencing the Depositary Shares which represent the preferred shares and any provision of the Deposit Agreement may at any time be amended by agreement between us and the Preferred

Share Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts will not be effective unless the amendment has been approved by the existing holders of at least a majority of the Depositary Shares evidenced by the Depositary Receipts then outstanding.

   The Deposit Agreement may be terminated by us upon not less than 30 days' prior written notice to the Preferred Share Depositary if (1) the termination is to preserve our status as a REIT or (2) a majority of each class of preferred shares affected by the termination consents to the termination, whereupon the Preferred Share Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by the holder, the number of whole or fractional preferred shares as are represented by the Depositary Shares evidenced by Depositary Receipts. In addition, the Deposit Agreement will automatically terminate if (1) all outstanding Depositary Shares shall have been redeemed, (2) there shall have been a final distribution in respect of the related preferred shares in connection with any liquidation, dissolution or winding up of LaSalle Hotel Properties and the distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing the preferred shares or (iii) each related preferred share shall have been converted into capital share of LaSalle Hotel Properties not so represented by Depositary Shares.

Charges of Preferred Shares Depositary

   We will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, we will pay the fees and expenses of the Preferred Share Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Share Depositary for any duties requested by the holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

Resignation and Removal of Depositary

   The Preferred Share Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Preferred Share Depositary, any resignation or removal to take effect upon the appointment of a successor Preferred Share Depositary. A successor Preferred Share Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

   The Preferred Share Depositary will forward to holders of Depositary Receipts any reports and communications from LaSalle Hotel Properties which are received by the Preferred Share Depositary with respect to the related preferred shares.

   Neither LaSalle Hotel Properties nor the Preferred Share Depositary will be liable if the Preferred Share Depositary is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of LaSalle Hotel Properties and the Preferred Share Depositary under the Deposit Agreement will be limited to performing specified duties thereunder in good faith and without negligence, gross negligence or willful misconduct, and LaSalle Hotel Properties and the Preferred Share Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or preferred shares represented thereby unless satisfactory indemnity is furnished. LaSalle Hotel Properties and the Preferred Share Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting the preferred shares represented thereby for deposit, holders of Depositary Receipts or other persons believed to be competent to give information, and on documents believed to be genuine and signed by a proper party.

   If the Preferred Share Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and from LaSalle Hotel Properties, on the other hand, the Preferred Share Depositary shall be entitled to act on claims, requests or instructions received from LaSalle Hotel Properties.

                  RESTRICTIONS ON OWNERSHIP OF CAPITAL SHARES

Restrictions on Ownership and Transfer

   For us to qualify as a REIT under the Code, no more than 50% in value of our outstanding shares of beneficial interest may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made) or during a proportionate part of a shorter taxable year. In addition, if we, or an owner of 10% or more in value of our shares, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent we receive (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT's shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

   Because our Board of Trustees believes it is desirable for us to qualify as a REIT, our Declaration of Trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than the Ownership Limit. The ownership attribution rules under the Code are complex and may cause shares owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the shares (or the acquisition of an interest in an entity that owns, actually or constructively, shares) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding shares and thus subject such shares to the Ownership Limit. The Board of Trustees may grant an exemption from the Ownership Limit with respect to one or more persons who would not be treated as "individuals" for purposes of the Code if such person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that (i) such person is not an individual for purposes of the Code, (ii) such ownership will not cause a person who is an individual to be treated as owning shares in excess of the Ownership Limit, applying the applicable constructive ownership rules, and (iii) such ownership will not otherwise jeopardize our status as a REIT. As a condition of such waiver, the Board of Trustees may, in its reasonable discretion, require undertakings or representations from the applicant to ensure that the conditions in clauses (i), (ii) and (iii) of the preceding sentence are satisfied and will continue to be satisfied as long as such person owns shares in excess of the Ownership Limit. Under certain circumstances, the Board of Trustees may, in its sole and absolute discretion, grant an exemption for individuals or entities to acquire any series or class of Preferred Shares in excess of the Ownership Limit, provided that certain conditions are met and any representations and undertakings that may be required by the Board of Trustees are made. In either circumstance, prior to granting any exemption, the Board of Trustees must receive a ruling from the Internal Revenue Service or advice of counsel, in either case in form and substance satisfactory to the Board of Trustees, as it may deem necessary or advisable in order to determine or ensure our status as a REIT.

   Our Declaration of Trust further prohibits (a) any person from actually or constructively owning shares of beneficial interest that would result in our being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of beneficial interest of ours if such transfer would result in shares of beneficial interest being owned by fewer than 100 persons.

   Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of beneficial interest of ours that will or may violate any of the foregoing restrictions on transferability and ownership is required to give us notice immediately and to provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

   If any purported transfer of our shares of beneficial interest or any other event would otherwise result in any person violating the Ownership Limit or the other restrictions in our Declaration of the Trust, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited

Transferee") as to that number of shares that exceeds the Ownership Limit (referred to as "Excess Shares") and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the Ownership Limit (the "Prohibited Owner") shall cease to own any right or interest) in such Excess Shares. Any such Excess Shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the Declaration of Trust) prior to the date of such violating transfer. Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the trust (who shall be designated by us and be unaffiliated with us and any Prohibited Transferee or Prohibited Owner) will be required to sell such Excess Shares to a person or entity who could own such shares without violating the Ownership Limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such Excess Shares or the sales proceeds received by the trust for such excess shares. In the case of any Excess Shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such Excess Shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such Excess Shares as of the date of such event or the sales proceeds received by the trust for such Excess Shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such Excess Shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by us with respect to such Excess Shares, and also will be entitled to exercise all voting rights with respect to such Excess Shares. Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion and subject to applicable law) (i) to rescind as void any vote cast by a Prohibited Transferee prior to the discovery by us that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by us that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. If the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit, then the Declaration of Trust provides that the transfer of the Excess Shares will be void.

   In addition, shares of beneficial interest held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market value at the time of such devise or gift) and (ii) the market value of such shares on the date we, or our designee, accepts such offer. We shall have the right to accept such offer for a period of 90 days after the transfer of Excess Shares to the Trust. Upon such a sale to us, the interest of the Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

   The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

   All certificates representing shares of beneficial interest shall bear a legend referring to the restrictions described above.

   Each shareholder will, upon demand, be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares of beneficial interest as the Board of Trustees deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

   These Ownership Limitations could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of common shares might receive a premium for their common shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

                            DESCRIPTION OF WARRANTS

   We may issue Warrants for the purchase of common shares or preferred shares. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between LaSalle Hotel Properties and a warrant agent specified therein ("Warrant Agent"). The Warrant Agent will act solely for LaSalle Hotel Properties in connection with the Warrants of the series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants.

   The applicable prospectus supplement will describe the following terms, where applicable, of the Warrants in respect of which this prospectus is being delivered:

   . the title of the Warrants;

   . the aggregate number of the Warrants;

   . the price or prices at which the Warrants will be issued;

   . the currencies in which the price or prices of the Warrants may be payable;

   . the designation, amount and terms of the Securities purchasable upon exercise of the Warrants;

   . the designation and terms of the other Securities, if any, with which the Warrants are issued and the number of the Warrants issued with each security;

   . if applicable, the date on and after which the Warrants and the Securities purchasable upon exercise of the Warrants will be separately transferable;

   . the price or prices at which and currency or currencies in which the Securities purchasable upon exercise of the Warrants may be purchased;

   . the date on which the right to exercise the Warrants shall commence and the date on which the right shall expire;

   . the minimum or maximum amount of the Warrants which may be exercised at any one time;

   . information with respect to book-entry procedures, if any;

   . a discussion of material federal income tax considerations; and

   . any other material terms of the Warrants, including terms, procedures and limitations relating to the exchange and exercise of the Warrants.

                       FEDERAL INCOME TAX CONSIDERATIONS

   Based on various assumptions and factual representations made by us regarding our operations, in the opinion of Brown & Wood LLP, our counsel, commencing with our taxable year ended December 31, 1998, LaSalle Hotel Properties has been organized in conformity with the requirements for qualification as a REIT under the Code, and its method of operating enables it to meet the requirements for qualification and taxation as a REIT. The qualification of LaSalle Hotel Properties depends upon our ability to meet the various requirements imposed under the Code through actual operations. Brown & Wood LLP will not review our operations, and no assurance can be given that actual operations will meet these requirements. The opinion of Brown & Wood LLP is not binding on the IRS or any court. The opinion of Brown & Wood LLP is based upon existing law, IRS regulations and currently published administrative positions of the IRS and judicial decisions, which are subject to change either prospectively or retroactively.

Taxation Of LaSalle Hotel Properties

   General. LaSalle Hotel Properties will elect to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 1998. In any year in which LaSalle Hotel Properties qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on net income that it distributes currently to shareholders. However, LaSalle Hotel Properties will be subject to federal income tax in the following circumstances.

   First, it will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, it may be subject to the "alternative minimum tax" on any items of tax preference. Third, if LaSalle Hotel Properties has (i) net income from the sale or other disposition of certain "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if LaSalle Hotel Properties has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if LaSalle Hotel Properties should fail to satisfy the 75% gross income test or the 95% gross income test (discussed below), and nonetheless should maintain its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of either the amount by which it fails the 75% gross income test or the amount by which it fails the 95% gross income test. Sixth, if LaSalle Hotel Properties should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, it would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if LaSalle Hotel Properties acquires or has acquired any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the acquiror's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the acquiror recognizes gain on the disposition of such asset during the 10 year period beginning on the date on which such asset was acquired by it, then to the extent of such asset's "Built-In Gain" (i.e., the excess of (a) the fair market value of such asset at the time of the acquisition by LaSalle Hotel Properties over (b) the adjusted basis in such asset, determined as of the time of such acquisition), such gain will be subject to tax at the highest regular corporate rate applicable, pursuant to anticipated Treasury Regulations that have not yet been promulgated. This result with respect to the recognition of Built-In Gain assumes that LaSalle Hotel Properties will make an election pursuant to IRS Notice 88-19 with respect to any such acquisition.

   Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors,
(2) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest, (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities), and (7) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

   Income Tests. In order to maintain qualification as a REIT, LaSalle Hotel Properties must satisfy certain gross income requirements, which are applied on an annual basis. First, at least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

   The rents received pursuant to the participating leases qualify as "rents from real property" in satisfying the gross income requirements for a REIT. Moreover, we do not anticipate receiving rents that could cause us to fail to meet the 75% and 95% gross income tests.

   If LaSalle Hotel Properties fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances it would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, a 100% tax would be imposed with respect to the "excess net income" attributable to the failure to satisfy the 75% and 95% gross income tests.

   Asset Tests. At the close of each quarter of its taxable year, LaSalle Hotel Properties must satisfy the following three tests relating to the nature of its assets: (1) at least 75% of the value of its total assets must be represented by "real estate assets," cash, cash items and government securities; (2) not more than 25% of its total assets may be represented by securities other than those in the 75% asset class; and (3) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another REIT) owned by LaSalle Hotel Properties may not exceed 5% of the value of its total assets, and LaSalle Hotel Properties may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another
REIT).

   Annual Distribution Requirements. In order to qualify as a REIT, LaSalle Hotel Properties is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (1) the sum of
(a) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (2) the sum of certain items of noncash income. In addition, if LaSalle Hotel Properties disposes of any assets with a "Built-In Gain" (as discussed above), it may be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of such asset.

   To the extent that LaSalle Hotel Properties does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. In addition, if LaSalle Hotel Properties should fail to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain income for such year, and (3) any undistributed taxable income from prior periods, LaSalle Hotel Properties would be subject to a 4% excise tax on the excess of such required distribution over the sum of amounts actually distributed during the calendar year by the REIT and the amount, if any, on which the REIT paid income tax for such year.

   LaSalle Hotel Properties may elect to require the shareholders to include its undistributed net capital gains in their income by designating, in a written notice to shareholders, those amounts as undistributed capital gains in respect of its shareholders' shares. If LaSalle Hotel Properties makes such an election, the shareholders will (1) include in their income as capital gains their proportionate share of such undistributed capital gains and (2) be deemed to have paid their proportionate share of the tax paid by LaSalle Hotel Properties on such undistributed capital gains and thereby receive a credit or refund for such amount. In addition, a shareholder will increase the basis in their shares by the difference between the amount of capital gain included in their income and the amount of the tax that LaSalle Hotel Properties is deemed to have paid on the shareholder's behalf. The earnings and profits of LaSalle Hotel Properties will be adjusted appropriately.

   Under certain circumstances, LaSalle Hotel Properties may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in LaSalle Hotel Properties' deduction for dividends paid for the earlier year. Thus, LaSalle Hotel Properties may be able to avoid being taxed on amounts distributed as deficiency dividends; however, LaSalle Hotel Properties will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

   Failure to Qualify. If LaSalle Hotel Properties fails to qualify for taxation as a REIT in any taxable year, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in a year in which LaSalle Hotel Properties fails to qualify as a REIT will not be deductible and will not be required to be made. In addition, if LaSalle Hotel Properties fails to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income, to the extent of current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, LaSalle Hotel Properties will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances LaSalle Hotel Properties would be entitled to such statutory relief.

Taxation Of Shareholders

   Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the securities offered hereby and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from the investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in LaSalle Hotel Properties, including the possibility of United States income tax withholding on our distributions.

   Taxation of Taxable Domestic Shareholders. As long as LaSalle Hotel Properties qualifies as a REIT, distributions made to LaSalle Hotel Properties' taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account as ordinary income. Corporate shareholders will not be eligible for the dividends received deduction as to such amounts. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of the shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the shareholder. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed LaSalle Hotel Properties' actual net capital gain for the taxable year) without regard to the period for which the shareholder has held the shares.

   In general, a domestic shareholder will realize capital gain or loss on the disposition of the shares equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and
(ii) the shareholder's adjusted basis in the shares. Such gain or loss generally will constitute long-term capital gain or loss if the shareholder has held such shares for more than one year. Subject to certain exceptions, for individuals, trusts and estates the maximum rate of tax on the net capital gain from a disposition of the shares is 20%. The maximum rate has been reduced to 18% for capital assets acquired after December 21, 2000 and held for more than five years.

   The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months in 25% to the extent of the prior deductions for "unrecaptured Section 1250 gain" (i.e., depreciation deductions not otherwise recaptured as ordinary income under the existing depreciation recapture rules). Capital gain from the sale of depreciable real property held for more than 18 months allocated by LaSalle Hotel Properties to a non-corporate shareholder will be subject to the 25% rate to the extent that the capital gain on the real property sold by LaSalle Hotel Properties does not exceed prior depreciation deductions with respect to such property.

   Loss upon a sale or exchange of the shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from LaSalle Hotel Properties required to be treated by such shareholder as long-term capital gain.

   Backup Withholding. LaSalle Hotel Properties will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number and certifies as to no loss of exemption from backup withholding. Amounts withheld as backup withholding will be creditable against the shareholder's income tax liability. In addition, LaSalle Hotel Properties may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to LaSalle Hotel Properties. See "--Taxation of Non-U.S. Shareholders" below.

   Taxation of Tax-Exempt Shareholders. Distributions by LaSalle Hotel Properties to a shareholder that is a tax-exempt entity should not constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. However, distributions by a REIT to a tax-exempt employee's pension trust that owns more than 10 percent of the REIT will be treated as UBTI in an amount equal to the percentage of gross income of the REIT that is derived from an "unrelated trade or business" (determined as if the REIT were a pension trust) divided by the gross income of the REIT for the year in which the dividends are paid. This rule only applies, however, if (i) the percentage of gross income of the REIT that is derived from an unrelated trade or business for the year in which the dividends are paid is at least five percent, (ii) the REIT qualifies as a REIT only because the pension trust is not treated as a single individual for purposes of the "five-or-fewer rule", and (iii) (A) one pension trust owns more than 25 percent of the value of the REIT or, (B) a group of pension trusts individually holding more than 10 percent of the value of the REIT collectively own more than 50 percent of the value of the REIT.

   Taxation of Non-U.S. Shareholders. A non-U.S. shareholder is a shareholder who is not a "U.S. Person" and who does not hold shares in connection with the conduct of trade or business within the United States. A U.S. Person is defined as a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any State (other than a partnership that is not treated as a U.S. Person under any applicable Treasury regulations), or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in

Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. Persons prior to such date, that elect to continue to be treated as U.S. Persons, also will be U.S. Persons. Non-U.S. shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

   Distributions that are not attributable to gain from sales or exchanges by LaSalle Hotel Properties of U.S. real property interests and not designated by LaSalle Hotel Properties as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of LaSalle Hotel Properties. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of current and accumulated earnings and profits of LaSalle Hotel Properties will not be taxable to a non-U.S. shareholder to the extent it does not exceed the adjusted basis of the shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder's shares, it will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares as described below (in which case they also may be subject to a 30% branch profits tax if the shareholder is a foreign corporation). If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of LaSalle Hotel Properties.

   For any year in which LaSalle Hotel Properties qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by LaSalle Hotel Properties of U.S. real property interests will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. shareholder not entitled to treaty relief or exemption. LaSalle Hotel Properties is required by applicable Treasury Regulations to withhold 35% of any distribution that is or could be designated by LaSalle Hotel Properties as a capital gain dividend. The amount withheld is creditable against the non-U.S. shareholder's FIRPTA tax liability.

   Gain recognized by a non-U.S. shareholder upon a sale of shares generally will not be taxed under FIRPTA if LaSalle Hotel Properties is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. If LaSalle Hotel Properties does not qualify as a "domestically controlled REIT," a non-U.S. shareholder's sale of securities of the LaSalle Hotel Properties generally still will not be subject to U.S. tax under FIRPTA as a sale of a U.S. real property interest, provided that, (i) the securities are "regularly traded" (as defined by the applicable Treasury regulations) on an established securities market, and (ii) the selling non-U.S. shareholder held 5% or less of LaSalle Hotel Properties' outstanding securities at all times during a specified testing period. LaSalle Hotel Properties believes the shares would be considered to be "regularly traded" for this purpose, and the LaSalle Hotel Properties has no actual knowledge of any non-U.S. shareholder that holds in excess of 5% of the LaSalle Hotel Properties' stock.

   If the gain on the sale of the shares were to be subject to tax under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the shares would be required to withhold and remit to the IRS 10% of the purchase price.

   Backup Withholding Tax and Information Reporting. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to non-U.S. Shareholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or (iii) distributions attributable to gain from the sale or exchange by LaSalle Hotel Properties of U.S. real property interests.

   As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of shares by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of shares by a foreign office of a broker that (a) is a U.S. Person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States shareholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a non-U.S. shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of shares is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a non-U.S. shareholder, or otherwise establishes an exemption. A non-U.S. shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

   The United States Treasury has recently finalized regulations regarding the withholding and information reporting rules. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify certification procedures and forms and clarify and modify reliance standards. These regulations generally will be effective for payments made after December 31, 2000, subject to certain transition rules. A non-U.S. shareholder should consult its own advisor regarding the effect of the new Treasury Regulations.

                             PLAN OF DISTRIBUTION

   LaSalle Hotel Properties may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

   Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. LaSalle Hotel Properties also may, from time to time, authorize underwriters acting as their agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from LaSalle Hotel Properties in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

   Any underwriting compensation paid by LaSalle Hotel Properties to underwriters or agents in connection with the offering of securities, and any discounts, concessions for commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with LaSalle Hotel Properties, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

   Certain of the underwriters and their affiliates may engage in transactions with, and perform services for, LaSalle Hotel Properties and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

   The validity of the issuance of the securities offered hereby and certain legal matters described under "Federal Income Tax Considerations" will be passed upon for LaSalle Hotel Properties by Brown & Wood LLP, New York, New York.

                                    EXPERTS

   The consolidated financial statements and schedule of LaSalle Hotel Properties as of December 31, 1998 and for the period from April 29, 1998 (inception) through December 31, 1998 and the financial statements of LaSalle Hotel Lessee, Inc. as of December 31, 1998 and for the period from April 29, 1998 (inception) through December 31, 1998 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

================================================================================

[LOGO] LaSalle Hotel Properties

                                         Shares

                           LASALLE HOTEL PROPERTIES

    % Series A Cumulative Redeemable Preferred Shares (Liquidation Preference
                                $25 Per Share)

                               -----------------

                             PROSPECTUS SUPPLEMENT

                               -----------------

                                 RAYMOND JAMES

                            LEGG MASON WOOD WALKER
                                 INCORPORATED

                             PRUDENTIAL SECURITIES

                                   SG COWEN

                               February   , 2002

================================================================================